Explanatory Note

Set forth below are Items 6, 7 and 8 of Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, which have been updated pursuant to this Current Report on Form 8-K.

Item 6.	Selected Financial Data
      The following sets forth selected consolidated financial data for the Company as of and for each of the years in the five-year period ended December 31, 2005. The selected consolidated financial data for the Company should be read in conjunction with the Consolidated Financial Statements and the related notes appearing elsewhere in this Annual Report on Form 10-K/A. ($000’s, except per share data)

	2005	2004	2003	2002	2001

Total gross revenues	$197,132	$143,364	$105,974	$85,093	$74,602
Expenses applicable to revenues	(94,400)	(49,684)	(33,696)	(25,760)	(21,594)
Interest and amortization expense	(65,065)	(44,857)	(34,168)	(32,354)	(29,416)
Income from continuing operations	18,192	35,293	24,411	22,409	15,180
Total discontinued operations	14,503	9,514	9,238	8,186	2,882
Net income	32,695	44,807	33,649	30,595	18,062
Net income allocable to common shareholders	16,260	37,862	30,257	29,902	15,353
Income from continuing operations per common share — basic	0.04	0.61	0.62	0.80	0.64
Income from continuing operations per common share — diluted	0.04	0.59	0.61	0.79	0.63
Income from discontinued operations — basic	0.29	0.20	0.27	0.31	0.15
Income from discontinued operations — diluted	0.29	0.21	0.27	0.30	0.14
Net income per common share — basic	0.33	0.81	0.89	1.11	0.79
Net income per common share — diluted	0.33	0.80	0.88	1.09	0.77
Cash dividends declared per common share	1.445	1.410	1.355	1.325	1.290
Net cash provided by operating activities (as reclassified)	105,457	90,736	68,883	56,834	40,750
Net cash used in investing activities (as reclassified)	(643,777)	(202,425)	(295,621)	(106,166)	(63,794)
Net cash provided by financing activities	444,878	242,723	228,986	47,566	32,115
Ratio of earnings to combined fixed charges and preferred dividends	1.15	1.57	1.59	1.82	1.47
Real estate assets, net	1,641,927	1,227,262	1,001,772	779,150	714,047
Investments in non-consolidated entities	191,146	132,738	69,225	54,261	48,764
Total assets	2,160,232	1,697,086	1,207,411	902,471	822,153
Mortgages, notes payable and credit facility, including discontinued operations	1,170,560	765,909	551,385	491,517	455,771
Shareholders’ equity	891,310	847,290	579,848	332,976	266,713
Preferred share liquidation preference	234,000	214,000	79,000	—	25,000

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
      The Company, which has elected to qualify as a real estate investment trust under the Code, acquires and manages net leased commercial properties throughout the United States. The Company believes it has operated as a REIT since October 1993. As of December 31, 2005, the Company owned or had interests in 189 real estate properties encompassing 40.2 million rentable square feet. During 2005, the Company purchased 43 properties, including non-consolidated investments, for a capitalized cost of $1.1 billion.
      During 2005, the Company sold eight properties, including one in a non-consolidated entity, to unrelated third parties for a net sales price of $74.7 million. In addition, the Company contributed seven properties to its various non-consolidated entities for $124.7 million which approximated original cost.
      As of December 31, 2005, the Company, including its non-consolidated entities, leased properties to 137 tenants in 20 different industries. The Company’s revenues and cash flows are generated predominantly from property rent receipts. Growth in revenue and cash flows is directly correlated to the Company’s ability to (i) acquire income producing properties and (ii) to release properties that are vacant, or may become vacant at favorable rental rates. The challenge the Company faces in purchasing properties is finding investments that will provide an attractive return without compromising the Company’s real estate underwriting criteria. The Company believes it has access to acquisition opportunities due to its relationship with developers, brokers, corporate users and sellers.
      The Company has experienced minimal lease turnover in the recent past, and accordingly, minimal capital expenditures. There can be no assurance that this will continue. Through 2010, the Company, including its non-consolidated entities, has 57 leases expiring which generate approximately $72.0 million in base rent, including the Company’s proportionate share of base rent from properties owned by non-consolidated entities. Releasing these properties and properties currently vacant at favorable effective rates is the primary focus of the Company.
      The primary risks associated with re-tenanting properties are (i) the period of time required to find a new tenant, (ii) whether rental rates will be lower than previously received, (iii) the significant leasing costs such as commissions and tenant improvement allowances and (iv) the payment of operating costs such as real estate taxes and insurance while there is no offsetting revenue. The Company addresses these risks by contacting tenants well in advance of lease maturity to get an understanding of their occupancy needs, contacting local brokers to determine the depth of the rental market and retaining local expertise to assist in the re-tenanting of a property. As part of the acquisition underwriting process, the Company focuses on buying general purpose real estate which can be leased to other tenants without significant modification to the properties. No assurance can be given that once a property becomes vacant it will subsequently be re-let.
      During 2004, the Company sold eight properties to unrelated parties for a net sales price of $36.7 million. In addition, the Company contributed eight properties to its various non-consolidated entity programs for $197.0 million, which approximated carrying costs. In addition, the Company was reimbursed for certain holding costs by the partners in the respective venture. During 2003, the Company sold four properties for $11.1 million to unrelated parties, which resulted in an aggregate gain of approximately $2.2 million. During 2003, the Company contributed two properties to LION for $23.8 million, which approximated carrying costs.
Inflation
      Certain of the Company’s long-term leases on its properties contain provisions to mitigate the adverse impact of inflation on its operating results. Such provisions include clauses entitling the Company to receive (i) scheduled fixed base rent increases and (ii) base rent increases based upon the consumer price index. In addition, a majority of the Company’s leases require tenants to pay operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses. In addition, the Company’s leases are structured in a way that minimizes its responsibility for capital improvements.

Critical Accounting Policies
      The Company’s accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported. The following are critical accounting policies which are important to the portrayal of the Company’s financial condition and results of operations and which require some of management’s most difficult, subjective and complex judgments. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management’s future estimates with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from financial conditions and results reported based on management’s current estimates.
      Purchase Accounting for Acquisition of Real Estate. The Company allocates the purchase price of real estate acquired in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). SFAS 141 requires that the fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt relating to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.
      The fair value of the tangible assets, which includes land, building and improvements, and fixtures and equipment, of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.
      In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.
      The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases and customer relationships are amortized to expense over the remaining non-cancelable periods of the respective leases.
      Revenue Recognition. The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13 Accounting for Leases, as amended (“SFAS 13”). SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent, if they do not meet the criteria of a bargain renewal option. In those instances in which the Company funds tenant improvements and the improvements are deemed to be owned by the Company, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a reduction to revenue on a straight-line basis over the respective lease term.
      Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66 Accounting for Sales of Real Estate, as amended (“SFAS 66”). The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.
      Accounts Receivable. The Company continuously monitors collections from its tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that the Company has identified. As of December 31, 2005 and 2004, the Company did not record an allowance for doubtful accounts.
      Impairment of Real Estate. The Company evaluates the carrying value of all real estate held when a triggering event under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended (“SFAS 144”) has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated cash flows of the property, based on current leases in place, and an estimate of what lease rents will be if the property is vacant coupled with an estimate of proceeds to be realized upon sale. However, estimating market lease rents and future sale proceeds is highly subjective and such estimates could differ materially from actual results.
      Depreciation is determined by the straight-line method over the remaining estimated economic useful lives of the properties.
      Tax Status. The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under Sections 856 through 860 of the Code.
      The Company is now permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. LRA, Lexington Contributions Inc. (“LCI”) and LSAC are taxable REIT subsidiaries. As such, the Company is subject to federal and state income taxes on the income it receives from these activities.
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.
      Properties Held For Sale. The Company accounts for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria be presented separately in the statement of financial position, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the income statement. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.
      Basis of Consolidation. The Company determines whether an entity for which it holds an interest should be consolidated pursuant to Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46R”). If the entity is not a variable interest entity, and the Company controls the entity’s voting shares or similar rights, the entity is consolidated. FIN 46R requires the Company to evaluate whether it has a controlling financial interest in an entity through means other than voting rights.
Liquidity and Capital Resources
      Since becoming a public company, the Company’s principal sources of capital for growth have been the public and private equity markets, selective secured indebtedness, its unsecured revolving credit facility, issuance of OP Units and undistributed funds from operations. The Company expects to continue to have access to and use these sources in the future; however, there are factors that may have a material adverse effect on the Company’s access to capital sources. The Company’s ability to incur additional debt to fund acquisitions is dependent upon its existing leverage, the value of the assets the Company is attempting to leverage and general economic conditions which may be outside of management’s influence.
      During 2005, the Company replaced its $100 million unsecured revolving credit facility with a new $200 million unsecured revolving credit facility which bears interest at a rate of LIBOR plus 120-170 basis points depending on the leverage (as defined) of the Company and matures in June 2008. The credit facility contains customary financial covenants including restrictions on the level of indebtedness, amount of variable rate debt to be borrowed and net worth maintenance provisions. As of December 31, 2005, the Company was in compliance with all covenants, no borrowings were outstanding on the facility, $198.5 million was available to be borrowed and $1.5 million in letters of credit were outstanding.
      During 2005 and 2004, the Company completed common share offerings of 2.5 million and 6.9 million shares, respectively, raising aggregate net proceeds of $60.7 million and $144.0 million, respectively. During 2005, the Company issued 400,000 cumulative convertible preferred shares, at $50 per share and a dividend rate of 6.50%, raising net proceeds of $19.5 million. During 2004, the Company issued 2.7 million cumulative convertible preferred shares at $50 per share and a dividend rate of 6.50%, raising net proceeds of $131.1 million. Currently these 3.1 million preferred shares are convertible into 5.8 million common shares.
      The Company has made equity commitments of $192.1 million to its various joint venture programs, of which $27.7 million is unfunded as of December 31, 2005. This amount will be funded as investments are made. In addition, the joint venture agreements provide the partners, under certain circumstances, the ability to put their interests to the Company for cash or common shares. Exercise of these put rights could require the Company to use its resources to purchase these assets instead of more favorable investment opportunities. As of December 31, 2005, the aggregate contingent commitment is approximately $443.9 million. This assumes the Company issues common shares to settle the put and that the Company does not use its ability to block certain properties to be put to it.
      Dividends. In connection with its intention to continue to qualify as a REIT for federal income tax purposes, the Company expects to continue paying regular dividends to its shareholders. These dividends are expected to be paid from operating cash flows and/or from other sources. Since cash used to pay dividends reduces amounts available for capital investments, the Company generally intends to maintain a conservative dividend payout ratio as a percentage of FFO, reserving such amounts as it considers necessary for the maintenance or expansion of properties in its portfolio, debt reduction, the acquisition of interests in new properties as suitable opportunities arise, and such other factors as the Board of Trustees considers appropriate.
      Dividends paid to common shareholders increased to $72.6 million in 2005, compared to $65.1 million in 2004 and $45.8 million in 2003. Preferred dividends paid were $14.5 million, $6.4 million and $1.8 million in 2005, 2004 and 2003, respectively.
      Although the Company receives the majority of its base rent payments on a monthly basis, it intends to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution are invested by the Company in short-term money market or other suitable instruments.
      The Company believes that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, the Company anticipates that cash on hand, borrowings under its unsecured revolving credit facility, issuance of equity and debt, as well as other alternatives, will provide the necessary capital required by the Company. Cash flows from operations as reported in the Consolidated Statements of Cash Flows increased to $105.5 million for 2005 from $90.7 million for 2004 and $68.9 million for 2003. The underlying drivers that impact working capital and therefore cash flows from operations are the timing of collection of rents, including reimbursements from tenants, the collection of advisory fees, payment of interest on mortgage debt and payment of operating and general and administrative costs. The Company believes the net lease structure of the majority of its tenants’ leases enhances cash flows from operations since the payment and timing of operating costs related to the properties are generally borne directly by the tenant. Collection and timing of tenant rents is closely monitored by management as part of its cash management program.

      Net cash used in investing activities totaled $643.8 million in 2005, $202.4 million in 2004 and $295.6 million in 2003. Cash used in investing activities related primarily to investments in real estate properties and joint ventures. Cash provided by investing activities related primarily to collection of notes receivable, proceeds from the sale of properties and distributions from non-consolidated entities in excess of accumulated earnings. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions.
      Net cash provided by financing activities totaled $444.9 million in 2005, $242.7 million in 2004 and $229.0 million in 2003. Cash provided by financing activities during each year was primarily attributable to proceeds from equity offerings and non-recourse mortgages offset by dividend and distribution payments and debt payments.
      UPREIT Structure. The Company’s UPREIT structure permits the Company to effect acquisitions by issuing to a property owner, as a form of consideration in exchange for the property, OP Units in operating partnerships controlled by the Company. All outstanding OP Units are redeemable at certain times for common shares on a one-for-one basis and substantially all outstanding OP Units require the Company to pay quarterly distributions to the holders of such OP Units. The Company accounts for outstanding OP Units in a manner similar to a minority interest holder. The number of common shares that will be outstanding in the future should be expected to increase, and minority interest expense should be expected to decrease, as such OP Units are redeemed for common shares.
      The following table provides certain information with respect to such OP Units as of December 31, 2005 (assuming the Company’s annualized dividend rate remains at the current $1.46 per share).

			Current	Total
			Annualized	Current
	Total		Per OP	Annualized
Redeemable for	Number	Affiliate	Unit	Distribution
common shares:	of OP Units	OP Units	Distribution	($000)

At any time	3,476,236	1,404,015	$1.46	$5,075
At any time	1,199,652	65,874	1.08	1,296
At any time	108,724	52,144	1.12	122
January 2006	171,168	416	—	—
January 2006	231,763	120,662	1.46	338
February 2006	28,230	1,743	—	—
May 2006	9,368	—	0.29	3
May 2006	97,828	27,212	1.46	143
November 2006	397,102	44,858	1.46	580

	5,720,071	1,716,924	$1.32	$7,557

      Affiliate OP Units, which are included in total OP Units, represent OP Units held by the Chairman of the Company, E. Robert Roskind (including his affiliates) and the Vice Chairman and Chief Investment Officer of the Company, Richard J. Rouse.
Financing
      Revolving Credit Facility. The Company’s $200.0 million unsecured revolving credit facility, which expires June 2008, bears interest at 120-170 basis points over LIBOR depending on the leverage (as defined) of the Company. The credit facility contains customary financial covenants including restrictions on the level of indebtedness, amount of variable debt to be borrowed and net worth maintenance provisions. As of December 31, 2005, the Company was in compliance with all covenants, no borrowings were outstanding and $198.5 million was available to be borrowed. The Company has four letters of credit outstanding under the facility aggregating $1.5 million issued in accordance with provisions in certain non-recourse mortgages.
      Debt Service Requirements. The Company’s principal liquidity needs are the payment of interest and principal on outstanding indebtedness. As of December 31, 2005, a total of 98 of the Company’s 126 consolidated properties were subject to outstanding mortgages which had an aggregate principal amount of $1.2 billion, including properties included in discontinued operations. As of December 31, 2005, the weighted average interest rate on the Company’s outstanding debt was approximately 6.0%. The scheduled principal amortization payments for the next five years are as follows: $27.8 million in 2006, $35.7 million in 2007, $30.5 million in 2008, $31.6 million in 2009 and $30.5 million in 2010. Approximate balloon payment amounts, having a weighted average interest rate of 7.3%, due the next five years are as follows: $11.9 million in 2006, $0 in 2007, $59.0 million in 2008, $47.7 million in 2009 and $56.6 million in 2010. The ability of the Company to make such balloon payments will depend upon its ability to refinance the mortgage related thereto, sell the related property, have available amounts under its unsecured revolving credit facility or access other capital. The ability of the Company to accomplish such goals will be affected by numerous economic factors affecting the real estate industry, including the availability and cost of mortgage debt at the time, the Company’s equity in the mortgaged properties, the financial condition of the Company, the operating history of the mortgaged properties, the then current tax laws and the general national, regional and local economic conditions.
      The Company expects to continue to use property specific, non-recourse mortgages as it believes that by properly matching a debt obligation, including the balloon maturity risk, with a lease expiration the Company’s cash-on-cash returns increase and the exposure to residual valuation risk is reduced. In December 2005, the Company informed the lender for its Milpitas, California property that it will no longer make debt service payments and its intention is to complete a deed-in-lieu of foreclosure to satisfy the mortgage. The Company recorded a $12.1 million impairment charge in 2005 relating to this property.
Other
      Lease Obligations. Since the Company’s tenants generally bear all or substantially all of the cost of property operations, maintenance and repairs, the Company does not anticipate significant needs for cash for these costs. For seventeen of the properties, the Company has a level of property operating expense responsibility. The Company generally funds property expansions with additional secured borrowings, the repayment of which is funded out of rental increases under the leases covering the expanded properties. To the extent there is a vacancy in a property, the Company would be obligated for all operating expenses, including real estate taxes and insurance. As of December 31, 2005, three properties were fully vacant.
      The Company’s tenants pay the rental obligations on ground leases either directly to the fee holder or to the Company as increased rent. The annual ground lease rental payment obligations for each of the next five years is $1.2 million in 2006, $1.2 million in 2007, $1.2 million in 2008, $1.2 million in 2009 and $1.0 million in 2010. These amounts do not include payments due under bond leases in which a right of offset exists between the lease obligation of the Company and the debt service due to the Company.

Step Down Renewals
      The leases on the following properties contain renewal options, exercisable by the tenant, with rents per square foot less than that paid in 2005. The Company does not believe that any of these renewal options are bargain renewal options, and, accordingly, the renewal periods are excluded from straight-line rent calculations.

			Annual Rent
			per Net
			Rentable
	Tenant	Rentable	Square Foot —	Renewal Option Term and Renewal
Property Location	(Guarantor)	Square Feet	2005	Net Rent per Square Foot

295 Chipeta Way Salt Lake City, UT	Northwest Pipeline Corp.	295,000	$27.66	10/01/09 - 09/15/18: $11.73 plus base cost component ($.06) adjusted by CPI, plus ($.03)
450 Stern Street Oberlin, OH	Johnson Controls, Inc.	111,160	$6.29	12/23/06 - 12/22/11: $3.65 12/23/11 - 12/22/16: $4.20
46600 Port Street Plymouth, MI	Johnson Controls, Inc.	134,160	$6.89	12/23/06 - 12/22/11: $4.00 12/23/11 - 12/22/16: $4.60

			Annual Rent
			per Net
			Rentable
	Tenant	Rentable	Square Foot —	Renewal Option Term and Renewal
Property Location	(Guarantor)	Square Feet	2005	Net Rent per Square Foot

541 Perkins Jones Road Warren, OH	Kmart Corp.	1,462,642	$6.40	10/01/07 - 09/30/12: $3.10
10/01/12 - 09/30/17: $3.10
10/01/17 - 09/30/22: $3.10
10/01/22 - 09/30/27: $3.10
10/01/27 - 09/30/32: $3.10
10/01/32 - 09/30/37: $3.10
10/01/37 - 09/30/42: FMV
10/01/42 - 09/30/47: FMV
10/01/47 - 09/30/52: FMV
				10/01/52 - 09/30/57: FMV
24100 Laguna Hills Mall Laguna Hills, CA	Federated Department Stores, Inc.	160,000	$4.24	04/17/14 - 04/16/29: $1.81 04/17/29 - 04/16/44: $1.81 04/17/44 - 04/16/50: $1.81
6910 S. Memorial Highway Tulsa, OK	Toys “R” Us, Inc.	43,123	$8.44	06/01/11 - 05/31/16: $5.92 06/01/16 - 05/31/21: $5.92 06/01/21 - 05/31/26: $5.92 06/01/26 - 05/31/31: $5.92
12535 S.E. 82nd Avenue Clackamas, OR	Toys “R” Us, Inc.	42,842	$10.06	06/01/11 - 05/31/16: $6.96 06/01/16 - 05/31/21: $6.96 06/01/21 - 05/31/26: $6.96 06/01/26 - 05/31/31: $6.96
18601 Alderwood Mall Boulevard Lynnwood, WA	Toys “R” Us, Inc.	43,105	$9.24	06/01/11 - 05/31/16: $6.48 06/01/16 - 05/31/21: $6.48 06/01/21 - 05/31/26: $6.48 06/01/26 - 05/31/31: $6.48
9580 Livingston Road Oxon Hill, MD	GFS Realty, Inc. (Giant Food, Inc.)	107,337	$1.91	03/01/14 - 02/29/19: $1.53 03/01/19 - 02/29/24: $1.53 03/01/24 - 02/29/29: $1.15 03/01/29 - 02/29/34: $1.15
Rockshire Village Center 2401 Wootton Parkway Rockville, MD	GFS Realty, Inc. (Giant Food, Inc.)	51,682	$2.57	06/01/27 - 05/31/37: $1.33 06/20/17 - 05/31/27: $1.78
590 Ecology Lane Chester, SC	Owens Corning	420,597	$5.22	01/01/21 - 12/31/25: $3.99 01/01/26 - 12/31/30: $4.41
      Contractual Obligations. The following summarizes the Company’s principal contractual obligations as of December 31, 2005 ($000’s):

						2011 and
	2006	2007	2008	2009	2010	thereafter	Total(3)

Mortgages payable - normal amortization	$27,804	$35,657	$30,481	$31,621	$30,517	$160,733	$316,813
Mortgages payable - balloon maturities	11,870	—	58,969	47,681	56,558	678,669	853,747
Purchase obligations	48,785	—	—	—	—	—	48,785
Credit facility(2)	—	—	—	—	—	—	—
Operating lease obligations(1)	1,856	1,851	1,823	1,225	995	12,140	19,890

	$90,315	$37,508	$91,273	$80,527	$88,070	$851,542	$1,239,235

(1)	Includes ground lease payments and office rent. Amounts disclosed through 2008 include rent for the Company’s principal executive office which is fixed through 2008 and adjusted to fair market value as determined at January 2009. Therefore, the amounts for 2009 and thereafter do not include principal executive office rent.

(2)	The Company has $1,521 in outstanding letters of credit.

(3)	The Company has approximately $27,700 of unfunded equity commitments to joint ventures. In addition, the joint venture agreements provide the partners, under certain circumstances, the ability to put their interest to the Company for cash or common shares. The aggregate contingent commitment as of December 31, 2005 is approximately $443,882 to be issued in common shares.
      Capital Expenditures. Due to the net lease structure, the Company does not incur significant expenditures in the ordinary course of business to maintain its properties. However, as leases expire, the Company expects to incur costs in extending the existing tenant leases or re-tenanting the properties. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. These expenditures are expected to be funded from operating cash flows or borrowings on the unsecured revolving credit facility. As of December 31, 2005, the Company had entered into binding letters of intent to purchase two properties upon completion of (i) construction and commencement of rent from the tenants and/or (ii) the seller fulfilling its contractual obligation concerning certain deliverables. As of December 31, 2005 the aggregate estimated obligation was $48.8 million.
      Shares Repurchase. In September 1998, the Company’s Board of Trustees approved a funding limit for the repurchase of 1.0 million common shares/OP Units, and authorized any repurchase transactions within that limit. In November 1998, the Company’s Board of Trustees approved an additional 1.0 million common shares/OP Units for repurchase, thereby increasing the funding limit to 2.0 million common shares/OP Units available for repurchase. From September 1998 to March 2005, the Company has repurchased approximately 1.4 million common shares/OP Units at an average price of $10.62 per share/OP Unit. In November 2005, the Company’s Board of Trustees increased the remaining amount of common shares/OP Units eligible for repurchase, so that an aggregate of 2.0 million common shares/OP Units are available for repurchase under the Company’s share repurchase program. No common share/OP Unit repurchases have been made under this increased share repurchase program.
Comparison of 2005 to 2004
      Changes in the results of operations for the Company are primarily due to the growth of its portfolio and costs associated with such growth. Of the increase in total gross revenues in 2005 of $53.8 million, $47.8 million is attributable to increases in rental revenue. The remaining $6.0 million increase in gross revenues in 2005 was attributable to an increase in tenant reimbursements of $5.5 million and a $0.5 million increase in advisory fees. The increase in interest and amortization expense of $20.2 million is due to increased leverage incurred relating to acquisitions and has been partially offset by interest savings resulting from scheduled principal amortization payments, lower interest rates and mortgage satisfactions. The increase in depreciation and amortization of $32.0 million is due primarily to the growth in real estate and intangibles due to property acquisitions. The Company’s general and administrative expenses increased by $3.7 million primarily due to greater professional service fees ($0.4 million), personnel costs ($2.0 million), terminated deal costs ($0.3 million), technology costs ($0.3 million), insurance ($0.2 million) and rent ($0.2 million). The increase in property operating expenses of $12.7 million is due primarily to incurring property level operating expenses for properties in which the Company has operating expense responsibility and an increase in vacancy. Debt satisfaction charges decreased by $4.5 million due to the payoff of certain mortgages in 2005 which resulted in a net gain. Impairment charges increased by $8.5 million due to an impairment of one property in 2005 of $12.1 million compared to an impairment charge in 2004 aggregating $3.6 million. The impairment charge in 2005 was recorded when the Company decided that it would no longer continue making debt service payments on a mortgage encumbering a property and would deliver the property to the lender as a deed in lieu of foreclosure to satisfy the mortgage. The Company incurred a $2.9 million write-off of assets relating to the bankruptcy of a tenant in its Dallas, Texas property in 2004. Non-operating income decreased

$1.8 million primarily due to the decrease in reimbursement of certain costs from non-consolidated entities and a reduction of interest earned. The provision for income taxes decreased $1.3 million due to decreased earnings in taxable REIT subsidiaries primarily due to fewer properties held in the taxable REIT subsidiaries. Minority interest expense decreased by $0.3 million due to the decrease in earnings at the partnership level. Equity in earnings of non-consolidated entities decreased $1.0 million due to a decrease in net income of non-consolidated entities, related primarily to increased depreciation. Net income decreased primarily due to the impact of items discussed above offset by an increase in total discontinued operations of $5.0 million. The total discontinued operations income increase was comprised of an increase in gains on sale of properties of $6.1 million, an increase in debt satisfaction charges of $0.7 million, a reduction in impairment charges of $2.0 million and a reduction in income from discontinued operations of $2.4 million. Net income allocable to common shareholders decreased due to the items discussed above plus an increase in preferred dividends of $9.5 million resulting from the issuance of preferred shares.
      Any increase in net income in future periods will be closely tied to the level of acquisitions made by the Company. Without acquisitions, which in addition to generating rental revenue, generate acquisition, debt placement and asset management fees when such properties are acquired by joint venture or advisory programs, growth in net income is dependent on index adjusted rents, percentage rents, reduced interest expense on amortizing mortgages and by controlling variable overhead costs. However, there are many factors beyond management’s control that could offset these items including, without limitation, increased interest rates of debt and tenant monetary defaults.
Comparison of 2004 to 2003
      Changes in the results of operations for the Company are primarily due to the growth of its portfolio and costs associated with such growth. Of the increase in total gross revenues in 2004 of $37.4 million, $32.7 million is primarily attributable to increases in rental revenue. The remaining $4.7 million increase in gross revenues in 2004 was attributable to an increase in tenant reimbursements of $1.2 million and a $3.5 million increase in advisory fees. The increase in interest and amortization expense of $10.7 million is due to increased leverage incurred relating to acquisitions and has been partially offset by interest savings resulting from scheduled principal amortization payments, lower interest rates and mortgage satisfactions. The increase in depreciation and amortization of $12.8 million is due, primarily to the growth in real estate and intangibles due to property acquisitions. The Company’s general and administrative expenses increased by $4.2 million primarily due to greater professional service fees ($1.2 million), personnel costs ($1.2 million), severance costs for a former officer ($0.5 million), trustee fees ($0.3 million) and investor relations/financial reporting ($0.2 million). The Company incurred a $2.9 million write-off of assets relating to the bankruptcy of the tenant in its Dallas, Texas property in 2004. The increase in property operating expenses of $3.2 million is due primarily to incurring property level operating expenses for properties in which the Company has operating expense responsibility and an increase in vacancy. Debt satisfaction charges decreased by $7.4 million due to the payoff of certain mortgages in 2003. Non-operating income increased $1.8 million primarily due to reimbursement of certain costs from non-consolidated entities and greater interest earned. The provision for income taxes increased by $0.9 million due to increased earnings in taxable REIT subsidiaries. Minority interest expense decreased by $1.0 million due to the decrease in earnings at the partnership level. Equity in earnings of non-consolidated entities increased $1.5 million due to an increase in assets owned and net income of non-consolidated entities. Net income increased primarily due to the impact of items discussed above plus a $0.3 million increase in the total discontinued operations income. The total discontinued operations income increase was comprised of an increase in gains on sales of properties of $3.3 million, an increase in impairment charges of $2.8 million, a reduction in income from discontinued operations of $0.3 million and a reduction in debt satisfaction charges of $0.1 million. Net income allocable to common shareholders increased due to the items discussed above offset by an increase in preferred dividends of $3.6 million resulting from the issuance of preferred shares in 2004 and 2003.
      Environmental Matters. Based upon management’s ongoing review of its properties, management is not aware of any environmental condition with respect to any of the Company’s properties, which would be reasonably likely to have a material adverse effect on the Company. There can be no assurance, however, that

(i) the discovery of environmental conditions, which were previously unknown, (ii) changes in law, (iii) the conduct of tenants or (iv) activities relating to properties in the vicinity of the Company’s properties, will not expose the Company to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of the Company’s tenants, which would adversely affect the Company’s financial condition and results of operations.
Recently Issued Accounting Standards
      In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as amended, (“SFAS 150”). SFAS 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS 150 also includes required disclosures for financial instruments within its scope. For the Company, SFAS 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. SFAS 150 has been deferred indefinitely for certain types of mandatorily redeemable financial instruments. The adoption of the required portions of SFAS 150 had no impact on the Company.
      In December 2004, the FASB issued Statement No. 123, (revised 2004) Share-Based Payment (“SFAS 123R”), which supersedes Accounting Principals Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost will be recognized over the period in which an employee is required to provide services in exchange for the award. SFAS 123R is effective for fiscal years beginning after January 1, 2006, based on new rules issued by the Securities and Exchange Commission. The impact of adopting this statement will result in the elimination of $11,401 of deferred compensation and additional paid-in-capital from shareholders’ equity. The adoption will not have a material impact on the Company’s results of operations.
      In December 2004, the FASB issued Statement No. 153, Exchange of Non-monetary Assets — an amendment of APB Opinion No. 29 (“SFAS 153”). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. SFAS 153 amends APB Opinion No. 29 to eliminate the exception for non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The impact of adopting this statement did not have a material impact on the Company’s financial position or results of operations.
      In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143 (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material impact on the Company’s consolidated financial position or results of operations.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”) which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting this statement is not expected to have a material impact on the Company’s financial position or results of operations.
      In June 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) consensus on EITF 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The impact of the adoption of EITF 04-05 is not expected to have a material impact on the Company’s financial position or results of operations.
      In 2005, the EITF released Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”), which clarifies the period over which leasehold improvements should be amortized. EITF 05-6 requires all leasehold improvements to be amortized over the shorter of the useful life of the assets, or the applicable lease term, as defined. The applicable lease term is determined on the date the leasehold improvements are acquired and includes renewal periods for which exercise is reasonably assured. EITF 05-06 was effective for leasehold improvements acquired in reporting periods beginning after June 29, 2005. The impact of the adoption of EITF 05-6 did not have a material impact on the Company’s financial position or results of operations.
Off-Balance Sheet Arrangements
      Non-Consolidated Real Estate Entities. As of December 31, 2005, the Company has investments in various real estate entities with varying structures. These investments include the Company’s 33 1/3% non-controlling interest in Lexington Acquiport Company, LLC; its 25% non-controlling interest in Lexington Acquiport Company II, LLC; its 40% non-controlling interest in Lexington Columbia LLC; its 30% non-controlling interest in Lexington/Lion Venture L.P.; its 30% non-controlling interest in Triple Net Investment Company LLC; its 33 1/3% non-controlling interest in Lexington Durham Limited Partnership; its 32.3% non-controlling interest in Lexington Strategic Asset Corp. and through Oklahoma City, its 40% non-controlling tenancy in common interest in real property. The properties owned by these entities are financed with individual non-recourse mortgage loans. Non-recourse mortgage debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the members of the borrower, except for certain specified expectations listed in the particular loan documents. These exceptions generally relate to limited circumstances including breaches of material representations.
      The Company invests in entities with third parties to increase portfolio diversification, reduce the amount of equity invested in any one property and to increase returns on equity due to the realization of advisory fees. See footnote 7 to the condensed consolidated financial statements for summary combined balance sheet and income statement data relating to these entities.
      In addition, the Company has issued $1.5 million in letters of credit.

Item 8.	Financial Statements and Supplementary Data
LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
The Shareholders
Lexington Corporate Properties Trust:
      We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Controls Over Financial Reporting, that Lexington Corporate Properties Trust (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements and financial statement schedule as listed in the accompanying index, and our report dated March 10, 2006 expressed an unqualified opinion on those consolidated financial statements and financial statement schedule.
New York, New York
March 10, 2006

Report of Independent Registered Public Accounting Firm
The Shareholders
Lexington Corporate Properties Trust:
      We have audited the accompanying consolidated financial statements of Lexington Corporate Properties Trust and subsidiaries (the “Company”) as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexington Corporate Properties Trust and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
New York, New York
March 10, 2006

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Consolidated Balance Sheets
($000 except per share amounts)
Years ended December 31,

	2005	2004

ASSETS
Real estate, at cost
Buildings and building improvements	$1,608,175	$1,182,171
Land and land estates	259,682	210,764
Land improvements	2,044	2,154
Fixtures and equipment	13,214	12,783

	1,883,115	1,407,872
Less: accumulated depreciation	241,188	180,610

	1,641,927	1,227,262
Properties held for sale — discontinued operations	49,397	13,216
Intangible assets (net of accumulated amortization of $13,277 in 2005 and $3,101 in 2004)	128,775	54,736
Investment in and advances to non-consolidated entities	191,146	132,738
Cash and cash equivalents	53,515	146,957
Deferred expenses (net of accumulated amortization of $4,740 in 2005 and $4,896 in 2004)	13,582	7,860
Rent receivable — current	7,673	4,123
Rent receivable — deferred	24,778	23,923
Notes receivable from affiliate	—	45,800
Notes receivable	11,050	—
Other assets, net	38,389	40,471

	$2,160,232	$1,697,086

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages and notes payable	$1,139,971	$765,144
Liabilities — discontinued operations	32,145	1,688
Accounts payable and other liabilities	13,250	12,406
Accrued interest payable	5,859	5,808
Prepaid rent	10,054	3,818
Deferred revenue	6,271	4,173

	1,207,550	793,037
Minority interests	61,372	56,759

	1,268,922	849,796

Commitments and contingencies (notes 7, 8, 9 and 14)

Shareholders’ equity:
Preferred shares, par value $0.0001 per share; authorized 10,000,000 shares;
Series B Cumulative Redeemable Preferred, liquidation preference, $79,000, 3,160,000 shares issued and outstanding in 2005 and 2004	76,315	76,315
Series C Cumulative Convertible Preferred, liquidation preference $155,000 and $135,000 in 2005 and 2004, respectively; 3,100,000 and 2,700,000 shares issued and outstanding in 2005 and 2004, respectively	150,589	131,126
Common shares, par value $0.0001 per share, authorized 160,000,000 and 80,000,000 shares in 2005 and 2004, respectively; 52,155,855 and 48,621,273 shares issued and outstanding in 2005 and 2004, respectively	5	5
Additional paid-in-capital	848,564	766,882
Deferred compensation, net	(11,401)	(8,692)
Accumulated distributions in excess of net income	(172,762)	(118,346)

Total shareholders’ equity	891,310	847,290

	$2,160,232	$1,697,086

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON CORPORATE PROPERTIS TRUST
AND CONSOLIDATED SUBSIDIARIES
Consolidated Statements of Income
($000 except per share amounts)
Years ended December 31,

	2005	2004	2003

Gross revenues:
Rental	$180,871	$133,050	$100,355
Advisory fees	5,365	4,885	1,429
Tenant reimbursements	10,896	5,429	4,190

Total gross revenues	197,132	143,364	105,974
Expense applicable to revenues:
Depreciation and amortization	(70,906)	(38,928)	(26,106)
Property operating	(23,494)	(10,756)	(7,590)
General and administrative	(17,612)	(13,877)	(9,652)
Impairment charges	(12,050)	(3,584)	—
Non-operating income	1,519	3,272	1,426
Interest and amortization expense	(65,065)	(44,857)	(34,168)
Debt satisfaction gain (charges), net	4,409	(56)	(7,459)
Write-off — tenant bankruptcy	—	(2,884)	—

Income before benefit (provision) for income taxes, minority interests, equity in earnings of non-consolidated entities and discontinued operations	13,933	31,694	22,425
Benefit (provision) for income taxes	150	(1,181)	(259)
Minority interests	(2,111)	(2,414)	(3,462)
Equity in earnings of non-consolidated entities	6,220	7,194	5,707

Income from continuing operations	18,192	35,293	24,411

Discontinued operations, net of minority interests
Income from discontinued operations	4,479	6,830	7,138
Debt satisfaction charges	(725)	—	(91)
Impairment charges	(829)	(2,791)	—
Gains on sales of properties	11,578	5,475	2,191

Total discontinued operations	14,503	9,514	9,238

Net income	32,695	44,807	33,649
Dividends attributable to preferred shares — Series B	(6,360)	(6,360)	(3,392)
Dividends attributable to preferred shares — Series C	(10,075)	(585)	—

Net income allocable to common shareholders	$16,260	$37,862	$30,257

Income per common share — basic:
Income from continuing operations	$0.04	$0.61	$0.62
Income from discontinued operations	0.29	0.20	0.27

Net income	$0.33	$0.81	$0.89

Weighted average common shares outstanding — basic	49,835,773	46,551,328	34,074,935

Income per common share — diluted:
Income from continuing operations	$0.04	$0.59	$0.61
Income from discontinued operations	0.29	0.21	0.27

Net income	$0.33	$0.80	$0.88

Weighted average common shares outstanding — diluted	49,902,649	52,048,909	34,277,439

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
($000 except per share amounts)
Years ended December 31,

							Accumulated	Notes
	Number of		Number of		Additional	Deferred	Distributions	Receivable	Total
	Preferred		Common		Paid-in	Compensation,	In Excess of	Officers /	Shareholders’
	Shares	Amount	Shares	Amount	Capital	net	Net Income	Shareholders	Equity

Balance at December 31, 2002	—	$—	29,742,160	$3	$414,989	$(1,766)	$(77,777)	$(2,473)	$332,976
Net income	—	—	—	—	—	—	33,649	—	33,649
Dividends paid to common shareholders ($1.34 per share)	—	—	—	—	—	—	(45,777)	—	(45,777)
Dividends paid to preferred shareholders ($0.5702 per share)	—	—	—	—	—	—	(1,802)	—	(1,802)
Issuance of common shares, net	—	—	10,810,177	1	188,985	(5,887)	—	—	183,099
Issuance of preferred shares, net	3,160,000	76,315	—	—	—	—	—	—	76,315
Amortization of deferred compensation	—	—	—	—	—	1,388	—	—	1,388
Repayments on notes	—	—	(158,224)	—	(2,473)	—	—	2,473	—

Balance at December 31, 2003	3,160,000	76,315	40,394,113	4	601,501	(6,265)	(91,707)	—	579,848
Net income	—	—	—	—	—	—	44,807	—	44,807
Dividends paid to common shareholders ($1.40 per share)	—	—	—	—	—	—	(65,086)	—	(65,086)
Dividends paid to preferred shareholders ($2.0125 per share)	—	—	—	—	—	—	(6,360)	—	(6,360)
Issuance of common shares, net	—	—	7,939,272	1	161,572	(4,381)	—	—	157,192
Issuance of preferred shares, net	2,700,000	131,126	—	—	—	—	—	—	131,126
Amortization of deferred compensation	—	—	—	—	—	1,954	—	—	1,954
Reclass of common shares from mezzanine equity	—	—	287,888	—	3,809	—	—	—	3,809

Balance at December 31, 2004	5,860,000	207,441	48,621,273	5	766,882	(8,692)	(118,346)	—	847,290
Net income	—	—	—	—	—	—	32,695	—	32,695
Dividends paid to common shareholders ($1.44 per share)	—	—	—	—	—	—	(72,617)	—	(72,617)
Dividends paid to preferred shareholders ($2.0125 per share)	—	—	—	—	—	—	(6,360)	—	(6,360)
Dividends paid to preferred shareholders ($2.62 per share)	—	—	—	—	—	—	(8,134)	—	(8,134)
Issuance of common shares, net	—	—	3,534,582	—	81,682	(5,575)	—	—	76,107
Issuance of preferred shares, net	400,000	19,463	—	—	—	—	—	—	19,463
Amortization of deferred compensation	—	—	—	—	—	2,866	—	—	2,866

Balance at December 31, 2005	6,260,000	$226,904	52,155,855	$5	$848,564	$(11,401)	$(172,762)	$—	$891,310

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Consolidated Statements of Cash Flows
($000 except per share amounts)
Years ended December 31,

	2005	2004	2003

	(as reclassified — See Note 2)
Cash flows from operating activities:
Net income	$32,695	$44,807	$33,649
Adjustments to reconcile net income to net cash provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	73,034	41,710	29,572
Minority interests	2,165	2,983	4,276
Gains on sales of properties	(11,578)	(5,475)	(2,191)
Debt satisfaction gain, net	(4,536)	—	—
Impairment charges	12,879	6,375	—
Write-off-tenant bankruptcy	—	2,884	—
Straight-line rents	(3,447)	(3,395)	(3,790)
Other non-cash charges	4,196	2,556	2,026
Equity in earnings of non-consolidated entities	(6,220)	(7,194)	(5,707)
Distributions of accumulated earnings from non-consolidated entities	7,561	5,170	5,563
Deferred tax assets	(466)	(2,026)	—
Increase in accounts payable and other liabilities	(788)	1,710	1,708
Other adjustments, net	(38)	631	3,777

Net cash provided by operating activities	105,457	90,736	68,883

Cash flows from investing activities:
Net proceeds from sales/transfers of properties	96,685	101,367	34,943
Investments in real estate properties and intangible assets	(759,656)	(203,678)	(327,435)
Investments in and advances to non-consolidated entities	(41,943)	(86,171)	(6,824)
Investment in convertible mortgage receivable	—	(19,800)	—
Collection (issuance) of notes from affiliate	45,800	(32,800)	(2,331)
Collection of notes from non-affiliate	3,488	—	—
Real estate deposits	1,579	1,180	(23,222)
Distributions from non-consolidated entities in excess of accumulated earnings	17,202	38,651	29,831
Increase in deferred leasing costs	(2,919)	(207)	(1,034)
Change in escrow deposits and restricted cash	(4,013)	(967)	451

Net cash used in investing activities	(643,777)	(202,425)	(295,621)

Cash flows from financing activities:
Proceeds of mortgages and notes payable	516,520	159,760	90,882
Change in credit facility borrowing, net	—	(94,000)	63,000
Dividends to common and preferred shareholders	(87,111)	(71,446)	(47,579)
Dividend reinvestment plan proceeds	13,815	10,608	7,095
Principal payments on debt, excluding normal amortization	(50,936)	(6,543)	(107,942)
Principal amortization payments	(25,313)	(19,704)	(16,121)
Debt deposits	1,334	(1,384)	121
Origination fee amortization payments	—	(29)	(406)
Proceeds from the sale of common/preferred shares, net	80,671	275,644	250,467
Contributions from minority partners	9,412	—	—
Cash distributions to minority partners	(7,028)	(8,975)	(6,618)
Increase in deferred financing costs	(6,403)	(1,087)	(3,913)
Common shares/partnership units repurchased	(83)	(121)	—

Net cash provided by financing activities	444,878	242,723	228,986

Cash attributable to newly consolidated entity	—	—	1,578

Change in cash and cash equivalents	(93,442)	131,034	3,826
Cash and cash equivalents, beginning of year	146,957	15,923	12,097

Cash and cash equivalents, end of year	$53,515	$146,957	$15,923

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements
($000 except per share amounts)

(1)	The Company
      Lexington Corporate Properties Trust (the “Company”) is a self-managed and self-administered Maryland statutory real estate investment trust (“REIT”) that acquires, owns, and manages a geographically diversified portfolio of net leased office, industrial and retail properties and provides investment advisory and asset management services to institutional investors in the net lease area. As of December 31, 2005, the Company owned or had interests in 189 properties in 39 states. The real properties owned by the Company are generally subject to triple net leases to corporate tenants, however sixteen provide for operating expense stops and one is subject to a modified gross lease. As of December 31, 2004, the Company owned or had interests in 154 properties in 37 states.
      The Company believes it has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under the Code. The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries (“TRS”) under the Code. As such, the TRS will be subject to federal income taxes on the income from these activities.
      The Company’s Board of Trustees authorized the Company to repurchase, from time to time, up to 2.0 million common shares and/or operating partnership units (“OP Units”) in its three controlled operating partnership subsidiaries, depending on market conditions and other factors. As of December 31, 2005, the Company repurchased approximately 1.4 million common shares/ OP Units at an average price of approximately $10.62 per common share/ OP Unit. In November 2005, the Board of Trustees authorized the repurchase of up to a maximum of 2.0 million additional common shares/OP Units. No repurchases have been made under this authorization.

(2)	Reclassification
      Subsequent to the issuance of the Company’s consolidated financial statements for the year ended December 31, 2005, management elected to reclassify the presentation of distributions from its investments in non-consolidated entities from “net cash provided by operating activities” to “net cash used in investing activities” in the Trust’s Consolidated Statements of Cash Flows. The effect of the change is $7,102, $124 and $2,932 for each of the three years in the period ended December 31, 2005, respectively, and represents distributions in excess of accumulated earnings from these investments accounted for on the equity method. Previously, the Company looked to the source of the distributions from the non-consolidated entities to determine classification on the cash flow statement. The reclassification does not affect the total net change in cash and cash equivalents for each of the three years in the period ended December 31, 2005, and has no impact on the Company’s consolidated balance sheets, consolidated statements of income or the related income per share amounts.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

	For The Year
	Ended December 31, 2005

(Amounts in thousands)	As Reported	As Reclassified

Cash Flows from Operating Activities:
Distributions of accumulated earnings from non-consolidated entities	$14,663	$7,561
Net cash provided by operating activities	112,559	105,457
Cash Flows from Investing Activities:
Distributions from non-consolidated entities in excess of accumulated earnings	10,100	17,202
Net cash used in investing activities	(650,879)	(643,777)

	For The Year
	Ended December 31, 2004

(Amounts in thousands)	As Reported	As Reclassified

Cash Flows from Operating Activities:
Distributions of accumulated earnings from non-consolidated entities	$5,294	$5,170
Net cash provided by operating activities	90,860	90,736
Cash Flows from Investing Activities:
Distributions from non-consolidated entities in excess of accumulated earnings	38,527	38,651
Net cash used in investing activities	(202,549)	(202,425)

	For The Year
	Ended December 31, 2003

(Amounts in thousands)	As Reported	As Reclassified

Cash Flows from Operating Activities:
Distributions of accumulated earnings from non-consolidated entities	$8,495	$5,563
Net cash provided by operating activities	71,815	68,883
Cash Flows from Investing Activities:
Distributions from non-consolidated entities in excess of accumulated earnings	26,899	29,831
Net cash used in investing activities	(298,553)	(295,621)

(3)	Summary of Significant Accounting Policies
      Basis of Presentation and Consolidation. The Company’s consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect the accounts of the Company and its controlled subsidiaries, including Lepercq Corporate Income Fund L.P. (“LCIF”), Lepercq Corporate Income Fund II L.P. (“LCIF II”), Net 3 Acquisition L.P. (“Net 3”), Lexington Realty Advisors, Inc. (“LRA”), Lexington Contributions, Inc. (“LCI”) and Six Penn Center L.P. LRA and LCI are wholly owned taxable REIT subsidiaries, and the Company is the sole unitholder of the general partner and the majority limited partner of each of LCIF, LCIF II, Net 3 and Six Penn Center L.P. The Company determines whether an entity for which it holds an interest should be consolidated pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R requires the Company to evaluate whether it has a controlling financial interest in an entity through means

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
other than voting rights. If the entity is not a variable interest entity and the Company controls the entity’s voting shares or similar rights, the entity is consolidated.
      Earnings Per Share. Basic net income per share is computed by dividing net income reduced by preferred dividends, if applicable, by the weighted average number of common shares outstanding during the period. Diluted net income per share amounts are similarly computed but include the effect, when dilutive, of in-the-money common share options, OP Units, put options of certain partners’ interests in non-consolidated entities and convertible preferred shares.

Recently Issued Accounting Standards.
      FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, as amended, (“SFAS 150”), was issued in May 2003. SFAS 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS 150 also includes required disclosures for financial instruments within its scope. For the Company, SFAS 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. SFAS 150 has been deferred indefinitely for certain types of mandatorily redeemable financial instruments. The adoption of the required portions of SFAS 150 had no impact on the Company.
      In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123, (revised 2004) Share-Based Payment (“SFAS 123R”), which supersedes Accounting Principals Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost will be recognized over the period in which an employee is required to provide services in exchange for the award. SFAS 123R is effective for fiscal years beginning after January 1, 2006, based on new rules issued by the Securities and Exchange Commission. The impact of adopting this statement will result in the elimination of $11,401 of deferred compensation and additional paid-in-capital from the Consolidated Statements of Changes in Shareholders’ Equity. The adoption will not have a material impact on the Company’s results of operations.
      In December 2004, the FASB issued Statement No. 153, Exchange of Non-monetary Assets — an amendment of APB Opinion No. 29 (“SFAS 153”). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. SFAS 153 amends APB Opinion No. 29 to eliminate the exception for non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for non-monetary asset exchanges, occurring in fiscal periods beginning after June 15, 2005. The impact of adopting this statement did not have a material impact on the Company’s financial position or results of operations.
      In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143 (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
timing and/or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material impact on the Company’s consolidated financial position or results of operations.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”) which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting this statement is not expected to have a material impact on the Company’s financial position or results of operations.
      In June 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) consensus on EITF 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The impact of the adoption of EITF 04-05 is not expected to have a material impact on the Company’s financial position or results of operations.
      In 2005, the EITF released Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”), which clarifies the period over which leasehold improvements should be amortized. EITF 05-6 requires all leasehold improvements to be amortized over the shorter of the useful life of the assets, or the applicable lease term, as defined. The applicable lease term is determined on the date the leasehold improvements are acquired and includes renewal periods for which exercise is reasonably assured. EITF 05-06 was effective for leasehold improvements acquired in reporting periods beginning after June 29, 2005. The impact of the adoption of EITF 05-6 did not have a material impact on the Company’s financial position or results of operations.
      Use of Estimates. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with generally accepted accounting principles. The most significant estimates made include the recoverability of accounts receivable (primarily related to straight-line rents), allocation of property purchase price to tangible and intangible assets, the determination of impairment of long-lived assets and the useful lives of long-lived assets. Actual results could differ from those estimates.
      Purchase Accounting for Acquisition of Real Estate. The fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.
      The fair value of the tangible assets of an acquired property (which includes land, building and improvements and fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.
      In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.
      The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases and customer relationships are amortized to expense over the remaining non-cancelable periods of the respective leases.
      Revenue Recognition. The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13 Accounting for Leases, as amended (“SFAS 13”). SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which the Company funds tenant improvements and the improvements are deemed to be owned by the Company, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a reduction to revenue on a straight-line basis over the respective lease term.
      Gains on sales of real estate are recognized pursuant to the provisions of Statement of Financial Accounting Standards No. 66 Accounting for Sales of Real Estate, as amended (“SFAS 66”). The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.
      Accounts Receivable. The Company continuously monitors collections from its tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that the Company has identified. As of December 31, 2005 and 2004, the Company did not record an allowance for doubtful accounts.
      Impairment of Real Estate. The Company evaluates the carrying value of all real estate held when a triggering event under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended (“SFAS 144”) has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated cash flows of the property, based on current leases in place, coupled with an estimate of proceeds to be realized

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
upon sale. However, estimating future sale proceeds is highly subjective and such estimates could differ materially from actual results.
      Depreciation is determined by the straight-line method over the remaining estimated economic useful lives of the properties. The Company generally depreciates buildings and building improvements over periods ranging from 8 to 40 years, land improvements from 15 to 20 years, and fixtures and equipment from 5 to 16 years.
      Only costs incurred to third parties in acquiring properties are capitalized. No internal costs (rents, salaries, overhead) are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations which extend the useful life of the properties are capitalized.
      Properties Held For Sale. The Company accounts for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria in SFAS 144 be presented separately in the Consolidated Balance Sheets, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the Consolidated Statements of Income. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.
      Investments in non-consolidated entities. The Company accounts for its investments in less than 50% owned entities under the equity method, unless pursuant to FIN 46R consolidation is required.
      Deferred Expenses. Deferred expenses consist primarily of debt and leasing costs. Debt costs are amortized using the straight-line method, which approximates the interest method, over the terms of the debt instruments and leasing costs are amortized over the term of the related lease.
      Deferred Compensation. Deferred compensation consists of the value of non-vested common shares issued by the Company to employees. The deferred compensation is amortized ratably over the vesting period which generally is five years. Certain common shares vest only when certain performance based measures are met.
      Tax Status. The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under Sections 856 through 860 of the Code.
      The Company is now permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries under the Code. LRA and LCI are taxable REIT subsidiaries. As such, the Company is subject to federal and state income taxes on the income from these activities.
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      A summary of the average taxable nature of the Company’s common dividends for each of the years in the three year period ended December 31, 2005, is as follows:

	2005	2004	2003

Total dividends per share	$1.44	$1.40	$1.34

Ordinary income	87.29%	84.09%	68.94%
Short-term capital gain	—	—	—
15% rate — qualifying dividend	1.04	6.82	—
15% rate gain	8.72	0.34	3.10
20% rate gain	—	—	—
25% rate gain	2.95	2.28	0.70
Return of capital	—	6.47	27.26

	100.00%	100.00%	100.00%

      A summary of the average taxable nature of the Company’s dividend on Series B Cumulative Redeemable Preferred Shares for each of the years in the three year period ended December 31, 2005, is as follows:

	2005	2004	2003

Total dividends per share	$2.0125	$2.0125	$0.5702

Ordinary income	87.29%	89.91%	89.20%
15% rate — qualifying dividend	1.04	7.29	—
15% rate gain	8.72	0.37	8.05
25% rate gain	2.95	2.43	2.75

	100.00%	100.00%	100.00%

      A summary of the average taxable nature of the Company’s dividend on Series C Cumulative Convertible Preferred Shares for the year ended December 31, 2005, is as follows:

2005

Total dividends per share	$2.6239

Ordinary income	87.29%
15% rate — qualifying dividend	1.04
15% rate gain	8.72
25% rate gain	2.95

100.00%

      Cash and Cash Equivalents. The Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.
      Common Share Options. The Company has elected to continue to account for its option plan under the recognition provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees.” Accordingly, no compensation cost has been recognized in the Consolidated Statements of Income with regard to options granted.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      Common share options granted generally vest ratably over a four-year term and expire five years from the date of grant. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding common share option awards in each period:

	2005	2004	2003

Net income allocable to common shareholders, as reported — basic	$16,260	$37,862	$30,257
Add: Stock based employee compensation expense included in reported net income	—	—	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	6	255	509

Pro forma net income — basic	$16,254	$37,607	$29,748

Net income per share — basic
Basic — as reported	$0.33	$0.81	$0.89

Basic — pro forma	$0.33	$0.81	$0.87

Net income allocable to common shareholders, as reported — diluted	$16,260	$41,615	$30,257
Add: Stock based employee compensation expense included in reported net income	—	—	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	6	255	509

Pro forma net income — diluted	$16,254	$41,360	$29,748

Net income per share — diluted
Diluted — as reported	$0.33	$0.80	$0.88

Diluted — pro forma	$0.33	$0.79	$0.87

      The value of common share options issued in 2003 was estimated to be $2.42. There were no common share options issued in 2005 and 2004. Effective January 1, 2006, the Company adopted the provisions of SFAS 123R.
      Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although the Company’s tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect to such environmental liability, the Company may be required to satisfy any obligations. In addition, the Company as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease. As of December 31, 2005, the Company is not aware of any environmental matter that could have a material impact on the financial statements.
      Segment Reporting. The Company operates in one industry segment, investment in single tenant, net leased real properties.
      Reclassifications. Certain amounts included in prior years’ financial statements have been reclassified to conform with the current year presentation including reclassifying certain income statement captions for properties held for sale as of December 31, 2005 and properties sold during 2005, which are presented as discontinued operations.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

(4)	Earnings Per Share
      The following is a reconciliation of numerators and denominators of the basic and diluted earnings per share computations for each of the years in the three year period ended December 31, 2005:

	2005	2004	2003

BASIC
Income from continuing operations	$18,192	$35,293	$24,411
Less — dividends attributable to preferred shares	(16,435)	(6,945)	(3,392)

Income attributable to common shareholders from continuing operations	1,757	28,348	21,019
Total discontinued operations	14,503	9,514	9,238

Net income attributable to common shareholders	$16,260	$37,862	$30,257

Weighted average number of common shares outstanding	49,835,773	46,551,328	34,074,935

Income per common share - basic:
Income from continuing operations	$0.04	$0.61	$0.62
Income from discontinued operations	0.29	0.20	0.27

Net income	$0.33	$0.81	$0.89

DILUTED
Income attributable to common shareholders from continuing operations - basic	$1,757	$28,348	$21,019
Add — incremental income attributable to assumed conversion of dilutive interests	—	2,416	—

Income attributable to common shareholders from continuing operations	1,757	30,764	21,019
Income from discontinued operations	14,503	10,851	9,238

Net income attributable to common shareholders	$16,260	$41,615	$30,257

Weighted average number of shares used in calculation of basic earnings per share	49,835,773	46,551,328	34,074,935
Add — incremental shares representing:
Shares issuable upon exercise of employee share options	66,876	131,415	202,504
Shares issuable upon conversion of dilutive interests	—	5,366,166	—

Weighted average number of shares used in calculation of diluted earnings per common share	49,902,649	52,048,909	34,277,439

Income per common share - diluted:
Income from continuing operations	$0.04	$0.59	$0.61
Income from discontinued operations	0.29	0.21	0.27

Net income	$0.33	$0.80	$0.88

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

(5)	Investments in Real Estate and Intangible Assets
      During 2005 and 2004, the Company made acquisitions, excluding acquisitions made directly by non-consolidated entities totaling $733,830 and $467,940, respectively. These amounts include properties purchased by the Company that were subsequently transferred to non-consolidated entities. During 2004, the Company issued a $19,800 convertible mortgage note secured by a property in Carrollton, Texas. The note, which bore interest at 8.20%, provided for interest only payments through December 2004. In December 2004, the Company exercised its option to purchase the property by converting the note and paying $2,190 in cash. This purchase is included in the amount above.
      In 2005, the Company contributed seven properties, including intangible assets, to various non-consolidated entities for $124,706, which approximated cost, and the non-consolidated entities assumed $36,041 in non-recourse mortgages. The Company received a cash payment of $55,534 relating to these contributions. In 2004, the Company contributed eight properties, including intangible assets, to various non-consolidated entities for $196,982 which approximated cost, and the non-consolidated entities assumed $97,641 in non-recourse debt. The Company received a cash payment of $68,203 related to these contributions.
      The Company sold to unrelated parties, seven properties in 2005, eight properties in 2004 and four properties in 2003, for aggregate net proceeds of $41,151, $36,651 and $11,094, respectively, which resulted in gains in 2005, 2004 and 2003 of $11,578, $5,475 and $2,191, respectively, which are included in discontinued operations. During 2004, the tenant in the Company’s Dallas, Texas property filed for bankruptcy and disaffirmed the lease resulting in the Company writing-off $2,884 of assets.
      During 2005, the Company recorded an impairment charge of $12,050 relating to one property when the property became vacant in the fourth quarter of 2005 and the Company notified the lender of its intention to cease making debt service payments on the related non-recourse mortgage. The charge was determined based upon the difference between the carrying cost of the property of $17,253 and the estimated fair market value of $5,203 determined by the Company based upon the estimated discounted cash flow technique. The impairment charge of $3,584 recognized in 2004 and included in continuing operations relates to a property that was originally classified as held for sale in 2004 but was reclassified as held for investment in 2005.
      For properties acquired during 2005 and owned as of December 31, 2005, the components of intangible assets and their respective weighted average lives are as follows:

		Weighted
		Average
	Costs	Life (yrs)

Lease origination costs	$54,938	10.8
Customer relationships	20,796	7.9
Above - market leases	9,952	10.1
Below - market leases	1,596	7.4

	$87,282

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      As of December 31, 2005 and 2004 the components of intangible assets are as follows:

	2005	2004

Origination costs	$98,229	$44,625
Customer relationships	26,416	5,620
Above-market leases	13,508	4,876
Below-market leases	3,899	2,716

	$142,052	$57,837

      The estimated amortization expense of the above intangibles for each of the next five years is $13,771. The liabilities related to the below-market leases are included in deferred revenue.

(6)	Discontinued Operations and Assets Held For Sale
      At December 31, 2005, the Company had three properties held for sale with aggregate assets of $49,397 and liabilities, principally mortgage notes payable, aggregating $32,145. As of December 31, 2004, the Company had four properties held for sale, with aggregate assets of $13,216 and liabilities of $1,688, three of which were sold in 2005 and one of which was reclassified as held for investment and depreciated. In 2005 and 2004, the Company recorded impairment charges of $829 and $2,791, respectively, related to discontinued operations.
      The following presents the operating results for the properties sold and held for sale during the years ended December 31, 2005, 2004 and 2003:

	Year Ended December 31,

	2005	2004	2003

Total gross revenues	$7,309	$11,668	$13,025
Pre-tax income, including gains on sales	$14,503	$9,514	$9,398
      During 2005, the Company sold one property for an aggregate sales price of $14,500 and provided $11,050 in secured financing to the buyer at a rate of 5.46% which matures on August 1, 2015. The note is interest only through August 2007 and requires annual debt service payments of $750 thereafter and a balloon payment of $9,688 at maturity. In addition, annual real estate tax and insurance escrows are required.

(7)	Investment in Non-Consolidated Entities
      The Company has investments in various real estate joint ventures. The business of each joint venture is to acquire, finance, hold for investment or sell single tenant net leased real estate.
Lexington Acquiport Company, LLC (Company has 33 1/3% interest.)
      Lexington Acquiport Company, LLC (“LAC”), is a joint venture with the Comptroller of the State of New York as Trustee for the Common Retirement Fund (“CRF”). The joint venture agreement expires in December 2011. The Company and CRF originally committed to contribute up to $50,000 and $100,000, respectively, to invest in high quality office and industrial net leased real estate. The partners agreed that they would close the funding obligations to LAC. LRA earns annual management fees of 2% of rent collected and acquisition fees equaling 75 basis points of the purchase price of each property investment. All allocations of profit, loss and cash flows from LAC are made one-third to the Company and two-thirds to CRF.
      During 2005, LAC sold a property for net proceeds of $23,496 which resulted in a gain of $5,219.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
Lexington Acquiport Company II, LLC (Company has 25% interest.)
      During 2001, the Company and CRF announced the formation of Lexington Acquiport Company II, LLC (“LAC II”). The Company and CRF have committed $50,000 and $150,000, respectively. In addition to the fees LRA currently earns on acquisitions and asset management in LAC, LRA will also earn 50 basis points on all mortgage debt directly placed in LAC II. All allocations of profit, loss and cash flows from LAC II will be allocated 25% to the Company and 75% to CRF. As of December 31, 2005 and 2004, $135,088 and $76,494, respectively, had been funded by the members.
      CRF can presently elect to put their equity position in LAC and LAC II to the Company. The Company has the option of issuing common shares for the fair market value of CRF’s equity position (as defined) or cash for 110% of the fair market value of CRF’s equity position. The per common share value of shares issued for CRF’s equity position will be the greater of (i) the price of the Company’s common shares on the closing date (ii) the Company’s funds from operations per share (as defined) multiplied by 8.5 or (iii) $13.40 for LAC properties and $15.20 for LAC II properties. The Company has the right not to accept any property (thereby reducing the fair market value of CRF’s equity position) that does not meet certain underwriting criteria (e.g. lease term and tenant credit). If CRF exercised this put, it is the Company’s current intention to settle this amount in cash. In addition, the operating agreement contains a mutual buy-sell provision in which either partner can force the sale of any property.
      During 2005, LAC II purchased four properties for a capitalized cost of $181,867, two of which were transferred from the Company for $52,125. LAC II partially funded these acquisitions by the use of $124,155 in non-recourse mortgages, which bear interest at fixed rates ranging from 5.2% to 5.9% and mature at various dates ranging from 2013 to 2020.
      During 2004, LAC II purchased nine properties for a capitalized cost of $239,683, four of which were transferred from the Company for $131,596. LAC II partially funded these acquisitions by the use of $118,690 in non-recourse mortgages, which bear interest at fixed rates ranging from 5.3% to 6.3% and mature at various dates ranging from 2014 to 2019. In addition, LAC II borrowed $45,800 in non-recourse mortgages, with stated interest rates ranging from 5.0% to 5.2%, from the Company for these acquisitions, which was repaid in 2005.
Lexington Columbia LLC (The Company has a 40% interest.)
      Lexington Columbia LLC (“Columbia”) is a joint venture established December 30, 1999 with a private investor. Its sole purpose is to own a property in Columbia, South Carolina net leased to Blue Cross Blue Shield of South Carolina, Inc. through September 2009. The purchase price of the property was approximately $42,500. In accordance with the operating agreement, net cash flows, as defined, will be allocated 40% to the Company and 60% to the other member until both parties have received a 12.5% return on capital. Thereafter cash flows will be distributed 60% to the Company and 40% to the other member.
      During 2001, Columbia expanded the property by 107,894 square feet bringing the total square feet of the property to 456,304. The $10,900 expansion was funded 40% by the Company and 60% by the other member. The tenant has leased the expansion through September 2009 for an average annual rent of $2,000. Cash flows from the expansion will be distributed 40% to the Company and 60% to the other member.
      LRA earns annual asset management fees of 2% of rents collected.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
Lexington/ Lion Venture L.P. (The Company has a 30% interest.)
      Lexington/ Lion Venture L.P. (LION) was formed on October 1, 2003 by the Company and CLPF-LXP/ Lion Venture GP, LLC (Clarion), to invest in high quality single tenant net leased retail, office and industrial real estate. The limited partnership agreement provides for a ten-year term unless terminated sooner pursuant to the terms of the partnership agreement. The limited partnership agreement provided for the Company and Clarion to invest up to $30,000 and $70,000, respectively, and to leverage these investments up to a maximum of 60%. During 2004, the Company and Clarion increased their equity commitment by $25,714 and $60,000, respectively. As of December 31, 2005 and 2004, $187,289 and $149,641, respectively had been funded by the partners, and as of December 31, 2005, all funding requirements have been met. LRA earns acquisition and asset management fees as defined in the operating agreement. All allocation of profit, loss and cash flows are made 30% to the Company and 70% to Clarion until each partner receives a 12% internal rate of return. The Company is eligible to receive a promoted interest of 15% of the internal rate of return in excess of 12%. No promoted interest was earned in 2005 or 2004 by the Company.
      Clarion can elect to put their equity position in LION to the Company. The Company has the option of issuing common shares for the fair market value of Clarion’s equity position (as defined) or cash for 100% of the fair market value of Clarion’s equity position. The per common share value of shares issued for Clarion’s equity position will be the greater of (i) the price of the Company’s common shares on the closing date (ii) the Company’s funds from operations per share (as defined) multiplied by 9.5 or (iii) $19.98. The Company has the right not to accept any property (thereby reducing the fair market value of Clarion’s equity position) that does not meet certain underwriting criteria (e.g. lease term and tenant credit). If Clarion exercises this put, it is the Company’s current intention to settle this amount in cash. In addition, the operating agreement contains a mutual buy-sell provision in which either partner can force the sale of any property.
      During 2005, LION purchased three properties for a capitalized cost of $92,400. These acquisitions were partially funded by $54,780 in non-recourse mortgages which bear interest at fixed rates ranging from 5.0% to 5.6% and mature at various dates ranging from 2012 to 2019.
      During 2004, LION purchased ten properties for a capitalized cost of $291,254, one of which was transferred from the Company for $20,727. These acquisitions were partially funded by $173,292 in non-recourse mortgage which bear interest at fixed rates (including imputed rates) ranging from 4.8% to 6.8% and mature at various dates ranging from 2009 to 2019. Of the total mortgages incurred in 2004 of $173,292, $18,936 is an imputed value based on a 6.0% market rate. The face value of the mortgage was $17,380 with a stated interest rate of 7.3%.
Triple Net Investment Company LLC (The Company has a 30% interest.)
      In June 2004, the Company entered into a joint venture agreement with the State of Utah Retirement Systems (“Utah”). The joint venture entity, Triple Net Investment Company, LLC (“TNI”), was created to acquire high quality office and industrial properties net leased to investment and non-investment grade single tenant users, however TNI has acquired retail properties. The operating agreement provides for a ten-year term unless terminated sooner pursuant to the terms of the operating agreement. The Company and Utah initially committed to make equity contributions to TNI of $15,000 and $35,000, respectively. In December 2004, the Company and Utah increased their contribution by $21,429 and $50,000, respectively. As of December 31, 2005 and 2004, $83,015 and $39,946, respectively had been funded. In addition, TNI finances a portion of acquisition costs through the use of non-recourse mortgages. During 2005, TNI made three acquisitions aggregating $126,781. The acquisitions were partially funded through the use of $83,327 in non-recourse mortgages, which bear interest at fixed rates ranging from 5.1% to 5.2% and mature at various dates ranging in 2012 and 2013.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      During 2004, TNI made eleven acquisitions aggregating $114,506, three of which were transferred from the Company for $45,957. The acquisitions were partially funded through the use of $73,894 non-recourse mortgages, which bear interest at fixed rates (including imputed rates) ranging from 4.9% to 7.9% and mature at various dates ranging from 2010 to 2018. Of the total mortgages incurred in 2004 of $73,894, $20,585 is an imputed value based on a 6.0% market rate. The face value of the mortgages was $18,119 with stated interest rates ranging from 8.8% to 9.4%.
      Utah can elect to put their equity position in TNI to the Company. The Company has the option of issuing common shares for the fair market value of Utah’s equity position (as defined) or cash for 100% of the fair market value of Utah’s equity position. The per common share value of shares issued for Utah’s equity position will be the greater of (i) the price of the Company’s common shares on the closing date (ii) the Company’s funds from operations per share (as defined) multiplied by 12.0 or (iii) $21.87. The Company has the right not to accept any property (thereby reducing the fair market value of Utah’s equity position) that does not meet certain underwriting criteria (e.g. lease term and tenant credit). If Utah exercises this put, it is the Company’s current intention to settle this obligation in cash. In addition, the operating agreement contains a mutual buy-sell provision in which either partner can force the sale of any property.
Lexington Florence LLC (The Company had a 22.7% interest.)
      Lexington Florence LLC (“Florence”) was a joint venture established in January 2002 with unaffiliated investors. Its sole purpose was to own a property in Florence, South Carolina net leased to Washington Mutual Home Loans, Inc. through June 2008. In 2002, the Company sold a 77.3% interest in Florence to the unaffiliated investors for $4,581. The investors had the right to put their interests in Florence to the Company for OP Units in LCIF (valued at $4,581). During 2004, the Company repurchased the 77.3% interest for $6,137.
Oklahoma City (The Company owns a 40% tenancy in common interest in a real property.)
      Oklahoma City (“TIC”) is a tenancy in common established in 2005. The Company sold, at cost, a 60% tenancy in common interest in one of the properties it acquired during 2005 for $3,961 in cash and the assumption of $8,849 in mortgage debt.
Lexington Strategic Asset Corp. (The Company has a 32.3% interest.)
      Lexington Strategic Asset Corp. (“LSAC”) was established in 2005. During 2005, the Company contributed four properties at a carrying value of $50,821 (three of which were subject to non-recourse mortgages of $21,293) plus financing deposits to LSAC in exchange for 3,319,600 common shares of LSAC at a value of $10.00 per share. In addition, LSAC sold 6,738,000 common shares, at $10.00 per common share, generating net proceeds of $61,595, after deducting offering costs and expenses. The mortgages bear interest at rates ranging from 5.1% to 5.3% and mature in 2015. LRA is the advisor of LSAC. LRA earns a base advisory fee of (i) 1.75% of LSAC’s shareholders’ equity, as defined, up to $500,000 and 1.50% of LSAC’s shareholders’ equity in excess of $500,000 and (ii) incentive advisory fees (promoted interest) based upon LSAC’s performance. The Company granted certain officers the right to 40% of the promoted interest earned by LRA. Also, certain officers purchased 220,000 common shares of LSAC at its formation for $110 and an additional 100,000 common shares in the offering for $1,000. During 2005, LSAC acquired two properties for an aggregate capitalized cost of $25,036. In addition, LSAC obtained a $10,100 non-recourse mortgage note, secured by one property, which bears interest at 5.46% and matures in 2020.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
Summarized Financial Data
      Summarized combined balance sheets as of December 31, 2005 and 2004 and income statements for the years ending December 31, 2005, 2004, and 2003 for these non-consolidated entities are as follows:

	2005	2004

Real estate, net	$1,384,361	$1,033,801
Other assets	267,310	121,307

	$1,651,671	$1,155,108

Mortgage payable	$993,454	$659,524
Mortgages payable - the Company	—	45,800
Other liabilities	26,767	16,244
The Company’s capital	192,466	133,381
Other partners/members capital	438,984	300,159

	$1,651,671	$1,155,108

	2005	2004	2003

Revenues	$145,830	$83,387	$50,857
Expenses, net	132,878	62,764	34,353
Debt satisfaction charge	1,952	—	—
Gain on sale of property	5,219	—	—

Net income	$16,219	$20,623	$16,504

      The Company, through LRA, earns advisory fees from these non-consolidated entities for services related to acquisitions, asset management and debt placement. In addition, the Company earns asset management fees for advising third parties. During the years ended December 31, 2005 and 2004, the Company recognized the following fees:

Fees	2005	2004

Acquisition	$2,363	$3,226
Asset management	2,710	1,314
Debt placement	292	345

	$5,365	$4,885

      In addition, the Company received $1,240 in reimbursed costs from the partners of the non-consolidated entities during 2004.

(8)	Mortgages and Notes Payable
      The following table sets forth certain information regarding the Company’s mortgage and notes payable as of December 31, 2005 and 2004:

					2006 Estimated
				Maturity	Annual Debt	Balloon
Property Level Debt — Fixed Rate	2005	2004	Interest Rate	(Mo/Yr)	Service (h)	Payment

Warren, OH(d)	$11,313	$16,412	7.000%	10-07	$6,160	$—
Bristol, PA	9,514	9,627	7.400%	02-08	831	9,262

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

					2006 Estimated
				Maturity	Annual Debt	Balloon
Property Level Debt — Fixed Rate	2005	2004	Interest Rate	(Mo/Yr)	Service (h)	Payment

Boca Raton, FL(f)	15,275	15,275	5.250%	03-08	802	15,275
Decatur, GA	6,420	6,562	6.720%	06-08	579	6,049
Phoenix, AZ	13,558	13,907	7.890%	06-08	1,434	12,591
Palm Beach Gardens, FL	10,966	11,160	7.010%	06-08	970	10,418
Canton, OH	3,171	3,252	7.150%	08-08	313	2,936
Spartanburg, SC	2,634	2,700	7.150%	08-08	260	2,438
Florence, SC	9,065	9,237	7.500%	02-09	869	8,443
Canton, OH	1,057	1,330	9.490%	02-09	388	—
Baton Rouge, LA	1,751	1,827	7.375%	03-09	208	1,478
Livonia, MI (2 properties)	10,770	10,904	7.800%	04-09	992	10,236
Bristol, PA	5,769	5,916	7.250%	04-09	571	5,228
Westland, MI	2,109	2,545	10.500%	09-09	683	—
Salt Lake City, UT	9,388	11,474	7.610%	10-09	2,901	—
High Point, NC	8,585	8,786	5.750%	10-09	695	7,741
Hebron, OH	16,132	16,311	8.100%	02-10	1,511	15,257
Hampton, VA	7,147	4,432	8.270%	04-10	677	6,758
Hampton, VA	4,383	7,227	8.260%	04-10	415	4,144
Tampa, FL	8,156	5,970	6.930%	08-10	674	7,603
Tampa, FL	5,899	8,253	6.880%	08-10	485	5,495
Herndon, VA	18,458	18,642	8.180%	12-10	1,723	17,301
Columbia, SC	3,294	3,362	7.540%	01-11	317	2,905
Tuscon, AZ	2,355	2,404	7.500%	01-11	226	2,076
Valley Forge, PA	12,578	12,838	7.120%	02-11	1,166	10,927
Glendale, AZ	14,458	14,625	7.400%	04-11	1,258	13,365
Allen, TX	30,582	—	5.126%	05-11	1,589	30,582
Farmington Hills, MI	20,550	—	5.126%	05-11	1,225	19,020
Wallingford, CT	3,453	—	4.926%	05-11	200	3,187
Auburn Hills, MI	6,915	7,061	7.010%	06-11	637	5,918
Plymouth, MI	4,602	4,695	7.960%	07-11	463	3,949
Newport, OR	6,772	6,894	5.030%	08-11	470	5,980
Greenville, SC	13,429	13,663	4.415%	01-12	841	11,806
New Kingston, PA	7,043	7,159	7.790%	01-12	678	6,101
Mechanicsburg, PA	5,199	5,285	7.780%	01-12	500	4,503
New Kingston, PA	3,355	3,411	7.780%	01-12	323	2,906
Lake Forest, CA	10,611	10,727	7.260%	02-12	901	9,708
Millington, TN	17,827	—	5.247%	05-12	1,081	16,222
Lakewood, CO	8,694	—	5.097%	05-12	516	7,890
Groveport, OH	7,650	7,742	6.030%	10-12	563	6,860
San Antonio, TX	29,629	30,017	6.080%	10-12	2,260	26,025
Foxboro, MA(d)	17,764	19,425	6.000%	01-13	2,817	—
Fort Mill, SC	11,233	11,394	6.000%	01-13	839	9,904
Waterloo, IA	6,251	6,533	5.610%	02-13	672	3,505
Atlanta, GA	45,238	—	5.268%	05-13	2,752	40,356
Houston, TX	17,660	—	5.218%	05-13	1,067	15,737
Southington, CT	13,780	—	5.018%	05-13	809	12,228

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

					2006 Estimated
				Maturity	Annual Debt	Balloon
Property Level Debt — Fixed Rate	2005	2004	Interest Rate	(Mo/Yr)	Service (h)	Payment

Tempe, AZ	13,648	—	5.148%	05-13	816	12,144
Indianapolis, IN	9,638	—	5.168%	05-13	578	8,580
Fort Meyers, FL	8,912	—	5.268%	05-13	476	8,550
Chelmsford, MA	7,008	—	5.118%	05-13	417	6,231
Lancaster, CA (first)	10,303	10,464	7.020%	09-13	900	8,637
Lancaster, CA (second)	8,677	8,794	5.920%	09-13	642	7,518
Knoxville, TN	5,165	5,233	5.950%	09-13	381	4,496
Foxboro, MA(d)	22,385	23,649	6.000%	01-14	3,270	—
Moody, AL	7,483	7,596	4.978%	01-14	493	6,350
Mechanicsburg, PA	13,410	13,679	5.730%	03-14	1,045	10,538
Redmond, OR	9,888	10,018	5.616%	04-14	697	8,484
Clive, IA	5,920	—	5.139%	05-14	354	5,151
Fort Mill, SC	20,300	20,300	5.373%	05-14	1,106	18,311
Philadelphia, PA(i)	49,000	—	5.060%	07-14	2,514	43,547
Jackson, TN	10,219	10,343	5.930%	07-14	743	8,820
Eau Claire, WI	1,927	2,079	8.000%	07-14	313	—
Carrollton, TX	14,342	14,520	5.530%	01-15	993	12,022
Southfield, MI	10,764	11,319	4.550%	02-15	1,058	4,454
Franklin, NC	1,729	1,847	8.500%	03-15	271	—
Kalamazoo, MI	17,625	—	5.411%	05-15	1,094	15,087
Houston, TX	16,977	—	5.160%	05-15	1,017	14,408
Houston, TX	13,254	—	5.210%	05-15	800	11,265
Indianapolis, IN	13,182	—	5.160%	05-15	790	11,188
San Antonio, TX	13,071	—	5.340%	05-15	803	11,149
Los Angeles, CA	11,500	—	5.110%	05-15	684	9,760
Atlanta, GA	11,325	—	5.260%	05-15	604	10,502
Richmond, VA	10,608	—	5.310%	05-15	649	9,055
Harrisburg, PA	9,180	—	5.110%	05-15	546	7,780
Elizabethtown, KY(k)	16,687	—	4.990%	07-15	1,647	13,868
Hopkinsville, KY(k)	9,777	—	4.990%	07-15	965	8,126
Dry Ridge, KY(k)	7,905	—	4.990%	07-15	780	6,569
Owensboro, KY(k)	7,069	—	4.990%	07-15	698	5,875
Elizabethtown, KY(k)	3,144	—	4.990%	07-15	310	2,611
Southborough, MA	1,885	2,013	7.500%	09-15	275	—
Houston, TX(d)	65,893	68,163	6.250%	09-15	5,595	18,318
Houston, TX(d)	27,150	27,488	6.250%	09-15	2,828	6,985
Sugar Land, TX(d)	17,560	18,050	6.250%	09-15	1,770	6,286
Houston, TX(d)	7,612	7,788	6.250%	09-15	700	2,222
Temple, TX	8,997	9,106	6.090%	01-16	668	7,446
Danville, IL	6,412	6,522	9.000%	01-16	692	4,578
Bremerton, WA	6,650	6,731	6.090%	04-16	494	5,465
Dillon, SC	11,450	11,793	7.900%	12-16	1,263	5,273
Dubuque, IA	10,875	—	5.402%	06-17	733	8,725
Westmont, IL	15,559	15,877	6.210%	03-18	1,292	9,662
Houston, TX	10,000	—	5.640%	01-21	692	7,018

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

					2006 Estimated
				Maturity	Annual Debt	Balloon
Property Level Debt — Fixed Rate	2005	2004	Interest Rate	(Mo/Yr)	Service (h)	Payment

Wall Township, NJ(d)	29,752	29,899	6.250%	01-21	2,013	—
Chester, SC	13,842	—	5.380%	08-25	1,144	362
Dubuque, IA(j)(g)	—	7,200	4.890%	—	—	—
Ocala, FL(l)	—	12,626	7.250%	—	—	—
Henderson, NC(l)	—	4,319	7.390%	—	—	—
San Diego, CA(g)	—	4,156	7.500%	—	—	—
Dallas, TX(m)	—	20,912	7.490%	—	—	—

	$1,128,101	$751,468	6.001%		$96,924	$813,729

Property Level Debt — Variable Rate
Milpitas, CA(a)(b)(c)	$11,870	$13,676	8.090%	07-06	$11,870	$11,870

Corporate Level Debt
Credit Facility(e)	—	—	—	06-08	—	—

Total	$1,139,971	$765,144	6.023%		$108,794	$825,599

(a)	Floating rate debt, 30 day LIBOR plus 400 basis points.

(b)	All property cash flows, net of interest expense are used for principal amortization.

(c)	The Company has informed the lender that it will no longer make debt service payments on this mortgage.

(d)	Amounts based upon imputed interest rates.

(e)	In 2005, the Company obtained a $200,000 unsecured revolving credit facility, which expires June 2008, bears interest at 120-170 basis points over LIBOR depending on the amount of the Company’s leverage level and has an interest rate period of one, three or six months, at the option of the Company. The credit facility is provided by Wachovia Bank, National Association, as Administrative Agent and Key Bank, N.A. as Syndication Agent. The credit facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants with which the Company is in compliance as of December 31, 2005. Approximately $198,479 was available under this credit facility to the Company at December 31, 2005. The Company has outstanding letters of credit aggregating $1,521. The Company pays an unused facility fee equal to 25 basis points if 50% or less of the facility is utilized and 15 basis points if greater than 50% of the facility is utilized. This facility replaced a $100,000 facility, which bore interest at 150-250 basis points over LIBOR. The Company was in compliance with these covenants as of December 31, 2004.

(f)	Interest only through maturity.

(g)	Satisfaction of these mortgages resulted in an aggregate charge of $899.

(h)	For mortgages with less than twelve months to maturity, amounts represent remaining payments.

(i)	The Company has an 80.5% interest in this property.

(j)	Mortgage was refinanced in 2005.

(k)	The Company paid $22,998 to the lender of these loans, which aggregate original balance was $68,400, for a subordinated interest in $30,000 of the outstanding balances. The Company gave the lender a three year call option to repurchase the subordinated interest for an amount that will give the Company a 10% return on its investment. The amount paid by the Company along with a determined value of the call option of $512 has been presented as a reduction in mortgages payable. The $512 is included in other liabilities.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

(l)	Mortgages are reclassified as discontinued operations in 2005.

(m)	Mortgage satisfied in 2005 which resulted in a gain of $5,087.
      Certain mortgages payable have yield maintenance or defeasance requirements relating to any repayments. In addition, three sets of two properties are cross-collaterized.
      Scheduled principal amortization and balloon payments for mortgages and notes payable, including mortgages payable relating to discontinued operations of $30,589, for the next five years and thereafter are as follows:

Years ending	Scheduled	Balloon
December 31,	Amortization	Payments	Total

2006	$27,804	$11,870	$39,674
2007	35,657	—	35,657
2008	30,481	58,969	89,450
2009	31,621	47,681	79,302
2010	30,517	56,558	87,075
Thereafter	160,733	678,669	839,402

	$316,813	$853,747	$1,170,560

(9)	Leases
      Lessor:
      Minimum future rental receipts under the noncancellable portion of tenant leases, including leases on properties held for sale, assuming no new or re-negotiated leases, for the next five years and thereafter are as follows:

Year ending
December 31,

2006	$192,247
2007	185,414
2008	172,214
2009	162,725
2010	140,353
Thereafter	710,434

$1,563,387

      The above minimum lease payments do not include reimbursements to be received from tenants for certain operating expenses and real estate taxes and do not include early termination payments provided for in certain leases.
      Certain leases allow for the tenant to terminate the lease if the property is deemed obsolete, as defined, but must make a termination payment to the Company, as stipulated in the lease. In addition, certain leases provide the tenant with the right to purchase the leased property at fair market value or a stipulated price.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      Lessee:
      The Company holds leasehold interests in seventeen properties. The ground rents on these properties are either paid directly by the tenants to the fee holder or reimbursed to the Company as additional rent. Two properties are economically owned through the holding of industrial revenue bonds and as such neither ground lease payments nor bond debt service payments are made or received, respectively. For certain of the properties, the Company has an option to purchase the land.
      Minimum future rental payments under noncancellable leasehold interests, excluding leases held through industrial revenue bonds and lease payments in the future that are based upon fair market value, collectively, for the next five years and thereafter are as follows:

Year ending
December 31,

2006	$1,220
2007	1,214
2008	1,184
2009	1,184
2010	974
Thereafter	12,140

$17,916

      Rent expense for the leasehold interests was $528, $288 and $238 in 2005, 2004 and 2003, respectively.
      The Company leases its corporate headquarters. The lease expires December 2015, with rent fixed at $599 per annum through December 2008 and will be adjusted to fair market value, as defined, thereafter. The Company is also responsible for its proportionate share of operating expense and real estate taxes. As an incentive to enter the lease the Company received a payment of $845 which it is amortizing as a reduction of rent expense. The Company also leases a regional office until July 2010 from LION. The minimum lease payments for these offices are $636 for 2006, $637 for 2007, $639 for 2008, $41 for 2009 and $21 for 2010. Rent expense for these offices for 2005, 2004 and 2003 was $861, $618 and $557, respectively, and is included in general and administrative expenses.

(10)	Minority Interests
      In conjunction with several of the Company’s acquisitions, property owners were issued OP Units as a form of consideration in exchange for the property. All of such interest are redeemable at certain times, only at the option of the holders, for common shares on a one-for-one basis at various dates through November 2006 and are not otherwise mandatorily redeemable by the Company. During 2005, the Company issued 352,244 OP Units for $7,714 in cash. As of December 31, 2005, there were 5,720,071 OP Units outstanding, of which 4,784,612 were currently redeemable for common shares. Of the total OP Units outstanding, 1,716,924 are held by two executive officers of the Company. All units have stated distributions in accordance with their respective partnership agreement. To the extent that the Company’s dividend per share is less than the stated distribution per unit per the applicable partnership agreement, the distributions per unit are reduced by the percentage reduction in the Company’s dividend. No units have a liquidation preference. As of December 31, 2004, there were 5,408,699 OP Units outstanding.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

(11)	Preferred and Common Shares
      During 2005 and 2004, the Company issued 2,500,000 and 6,900,000 common shares in public offerings raising $60,722 and $144,045 in proceeds, respectively, which was used to retire mortgage debt and fund acquisitions.
      During 2005 and 2004, the Company issued 400,000 shares (which were issued pursuant to an underwriters over allotment option) and 2,700,000 shares of Series C Cumulative Convertible Preferred Stock raising net proceeds of $19,463 and $131,126, respectively. The shares have a dividend of $3.25 per share per annum, have a liquidation preference of $20,000 and $135,000, respectively, and the Company commencing November 2009, if certain common share prices are achieved, can force conversion into common shares. In addition, each share is currently convertible into 1.8643 common shares. This conversion ratio may increase over time if the Company’s common share dividend exceeds certain quarterly thresholds.
      If certain fundamental changes occur, holders may require the Company, in certain circumstances, to repurchase all or part of their Series C Cumulative Convertible Preferred Stock. In addition, upon the occurrence of certain fundamental changes, the Company will under certain circumstances increase the conversion rate by a number of additional common shares or, in lieu thereof, may in certain circumstances elect to adjust the conversion rate upon the Series C Cumulative Convertible Preferred Stock becoming convertible into shares of the public acquiring or surviving company.
      On or after November 16, 2009, the Company may, at the Company’s option, cause the Series C Cumulative Convertible Preferred Stock to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate. The Company may exercise its conversion right only if, at certain times, the closing price of the Company’s common shares equal or exceeds 125% of the then prevailing conversion price of the Series C Cumulative Convertible Preferred Stock.
      Investors in the Series C Cumulative Convertible Preferred Stock generally have no voting rights, but will have limited voting rights if the Company fails to pay dividends for six or more quarters and under certain other circumstances. Upon conversion the Company may choose to deliver the conversion value to investors in cash, common shares, or a combination of cash and common shares.
      During 2003, the Company issued 3,160,000 Series B Cumulative Redeemable Preferred Shares raising net proceeds of $76,315. These shares have a dividend of $2.0125 per share per annum, have a liquidation preference of $79,000, have no voting rights, and are redeemable by the Company at $25.00 per share ($79,000) commencing June 2008.
      During 2005 and 2004, holders of an aggregate of 37,200 and 114,159 OP Units redeemed such OP Units for common shares of the Company. These redemptions resulted in an increase in shareholders’ equity and corresponding decrease in minority interest of $441 and $1,487, respectively.
      During 2005 and 2004, the Company issued 276,608 and 201,029 common shares, respectively, to certain employees resulting in $6,080 and $4,381 of deferred compensation, respectively. These common shares generally vest ratably, primarily over a 5 year period, however in certain situations the vesting is cliff based after 5 years and in other cases vesting only occurs if certain performance criteria are met.
      During 2005, 2004 and 2003, the Company issued 658,122, 551,516 and 423,035 common shares, respectively, under its dividend reinvestment plan which allows shareholders to reinvest dividends to purchase common shares at a 5% discount to its market value, as defined.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      In 1999, the Company issued 287,888 common shares which it had the obligation to repurchase for $13.50 per share through December 2004. As of December 31, 2004 the obligation expired and the Company has included such shares in shareholders’ equity.

(12)	Benefit Plans
      The Company maintains a common share option plan pursuant to which qualified and non-qualified options may be issued. Options granted under the plan generally vest over a period of one to four years and expire five years from date of grant. No compensation cost is reflected in net income as all options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant.
      Share option activity during the years indicated is as follows:

		Weighted-Average
	Number of	Exercise Price
	Shares	Per Share

Balance at December 31, 2002	1,233,057	$13.39
Granted	30,000	16.15
Exercised	(687,527)	12.94
Forfeited	(10,500)	15.97
Expired	(43,500)	15.25

Balance at December 31, 2003	521,530	13.94
Granted	—	—
Exercised	(345,200)	13.48
Forfeited	—	—
Expired	—	—

Balance at December 31, 2004	176,330	14.70
Granted	—	—
Exercised	(133,830)	14.71
Forfeited	(2,000)	13.66
Expired	—	—

Balance at December 31, 2005	40,500	$14.71

      The following is additional disclosures for common share options outstanding at December 31, 2005:

	Options Outstanding				Exercisable Options

		Weighted				Weighted
Range of		Average	Remaining			Average
Exercise		Exercise	Life			Exercise
Prices	Number	Price	(Years)		Number	Price

$11.8125	9,000	$11.81	—	(1)	9,000	$11.81
$15.50-$15.90	31,500	15.53	1.1		31,500	15.53

	40,500	$14.71	0.8		40,500	$14.71

(1)	All common share options are scheduled to expire January 3, 2006.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      There are 1,230,571 options available for grant at December 31, 2005.
      The Company has a 401(k) retirement savings plan covering all eligible employees. The Company will match 25% of the first 4% of employee contributions. In addition, based on its profitability, the Company may make a discretionary contribution at each fiscal year end to all eligible employees. The matching and discretionary contributions are subject to vesting under a schedule providing for 25% annual vesting starting with the first year of employment and 100% vesting after four years of employment. Approximately $179, $171 and $127 of contributions are applicable to 2005, 2004 and 2003, respectively.
      During 2005 and 2004, the Company issued 276,608 and 201,029 common shares, respectively, to certain employees resulting in $6,080 and $4,381 of deferred compensation, respectively. These common shares generally vest ratably, primarily over a 5 year period, however in certain situations the vesting is cliff based after 5 years and in other cases, vesting only occurs if certain performance criteria are met.
      As of December 31, 2005 and 2004, 547,555 and 452,723 common shares were non-vested, respectively. During the years ended December 31, 2005, 2004 and 2003, 151,687, 122,813, and 100,474 common shares vested, respectively, which generated compensation expense of $2,866, $1,954 and $1,389, respectively.
      The Company has established a trust for certain officers in which non-vested common shares, which generally vest ratably over five years, granted for the benefit of the officers are deposited. The officers exert no control over the common shares in the trust and the common shares are available to the general creditors of the Company. As of December 31, 2005, and 2004, there were 427,531 and 784,761 common shares, respectively, in the trust.

(13)	Income Taxes
      The (benefit) provision for income taxes relates primarily to the taxable income of the Company’s taxable REIT subsidiaries. The earnings, other than in taxable REIT subsidiaries, of the Company are not generally subject to Federal income taxes at the Company level due to the REIT election made by the Company.
      Income taxes have been provided for on the asset and liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.
      The Company’s (benefit) provision for income taxes for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003

Current:
Federal	$222	$2,249	$—
State and local	93	958	259
Deferred:
Federal	(358)	(1,722)	—
State and local	(107)	(304)	—

	$(150)	$1,181	$259

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      Deferred tax assets of $2,492 and $2,026, respectively are included in other assets on the accompanying Consolidated Balance Sheets at December 31, 2005 and 2004, respectively and are realizable based upon projected future taxable income. These deferred tax assets relate primarily to differences in the timing of the recognition of income/(loss) between GAAP and tax basis of real estate investments and interest.
      The income tax (benefit) provision differs from the amount computed by applying the statutory federal income tax rate to pre-tax operating income as follows (in thousands):

	2005	2004	2003

Federal (benefit) provision at statutory tax rate (34%)	$(96)	$1,106	$—
State and local taxes, net of Federal benefit	(24)	195	—
Other	(30)	(120)	259

	$(150)	$1,181	$259

(14)	Commitments and Contingencies
      The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.
      The Company, including its non-consolidated entities, are obligated under certain tenant leases to fund the expansion of the underlying leased properties.
      The Company has entered into letters of intent to purchase, upon completion of construction and rent commencement from the tenant, two properties for an estimated aggregate obligation of $48,785.

(15)	Related Party Transactions
      During 2003, the Company issued 231,763 OP Units to satisfy outstanding obligations that resulted in a gain of $896. Of the OP Units issued, the Chairman and the Vice Chairman of the Board of Trustees of the Company received 120,662 units.
      During 2003, three executive officers repaid recourse notes to the Company including accrued interest thereon, of $2,522 by delivering to the Company 158,224 common shares.
      As of December 31, 2003, the Company was obligated for $808 resulting from the acquisition of certain properties in 1996. Of the $808, the Chairman and the Vice Chairman of the Board of Trustees were owed $414. During 2004, this obligation was satisfied as part of the acquisition by the Company of 100% of the partnership interests it did not already own of a partnership that owned a single tenant net leased property. The acquisition was effected through the issuance of 97,828 OP Units, of which the Chairman and the Vice Chairman of the Board of Trustees received an aggregate 27,212.
      In 2002, the Company issued 34,483 common shares in respect of a 15-year, 8% interest only recourse note to the Chief Financial Officer of the Company for $500. This note was satisfied in 2003.
      All related party acquisitions, sales and loans were approved by the independent members of the Board of Trustees or the Audit Committee.
      In addition, the Company earns fees from its non-consolidated investments (See note 7).

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)

(16)	Fair Market Value of Financial Instruments
     Cash Equivalents, Restricted Cash, Accounts Receivable and Accounts Payable
      The Company estimates that the fair value approximates carrying value due to the relatively short maturity of the instruments.
     Mortgages and Notes Payable
      The Company determines the fair value of these instruments based on a discounted cash flow analysis using a discount rate that approximates the current borrowing rates for instruments of similar maturities. Based on this, the Company has determined that the fair value of these instruments exceeds carrying value by $24,440 and $29,536 as of December 31, 2005 and 2004, respectively.
     Derivative Instruments
      The Company retained a third party to value the $512 call option granted to a lender in association with its repurchase of debt instruments (See Note 8 item k).

(17)	Concentration of Risk
      The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependency on a single property and the creditworthiness of its tenants.
      For the years ended December 31, 2005, 2004 and 2003, no tenant represented 10% or more of gross revenues.

(18)	Supplemental Disclosure of Statement of Cash Flow Information
      During 2005, 2004 and 2003, the Company paid $65,635, $41,179 and $36,467, respectively, for interest and $1,703, $4,024 and $282, respectively, for income taxes.
      During 2005, the Company provided $11,050 in secured financing related to the sale of a property.
      During 2005, in connection with certain mortgage financings the lender withheld $5,600 in proceeds which will be disbursed upon expansion of the mortgaged properties.
      During 2005, the Company recorded a derivative obligation of $512.
      During 2004, the Company sold a property for $4,324 and received as a part of the consideration a note receivable of $3,488. The note was repaid in 2005.
      During 2005, 2004 and 2003, holders of an aggregate of 37,200, 114,159 and 71,567 OP Units, respectively, redeemed such units for common shares of the Company. These redemptions resulted in increases in shareholders’ equity and corresponding decreases in minority interests of $441, $1,487 and $915, respectively.
      During 2004, the Company issued 97,828 OP Units valued at $1,801 to acquire 100% of the partnership interest in a partnership it did not already own. The partnership owned a single net leased property. Of these OP Units, 27,212 were issued to the Chairman and the Vice Chairman of the Board of Trustees.
      During 2003, the Company issued 231,763 OP Units to satisfy $5,641 in outstanding obligations which resulted in a gain of $896.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      During 2003, three executive officers repaid recourse notes to the Company including accrued interest thereon, of $2,522 by delivering to the Company 158,224 common shares.
      During 2005, 2004 and 2003, the Company issued 276,608, 201,029 and 336,992 common shares to certain employees and trustees resulting in $6,080, $4,381 and $5,887 of deferred compensation.
      During 2004, the Company assumed $273,260 in liabilities relating to the acquisition of real estate, including the acquisition of the remaining 77.3% partnership interest it did not already own in Florence. The other assets acquired and liabilities assumed with the Florence acquisition were not material.
      In 2005, 2004 and 2003, the Company contributed properties (along with non-recourse mortgage notes of $36,041, $97,641 and $0, respectively) to joint venture entities for capital contributions of $32,170, $13,718 and $11,649, respectively. In addition, during 2004 the Company issued mortgage notes receivable of $45,800 relating to these contributions, which were repaid in 2005.
      During 2003, LRA became a consolidated subsidiary of the Company. The assets and liabilities of LRA, which were consolidated as of January 1, 2003 and were treated as non-cash activities for the Statement of Cash Flows, were as follows:

Real estate, net	$41,613
Cash	1,578
Other assets	1,221
Mortgage payable	30,028
Other liabilities	1,468

(19)	Unaudited Quarterly Financial Data

	2005

	3/31/05	6/30/05	9/30/05	12/31/05

Total gross revenues(1)	$37,442	$50,036	$55,729	$53,925
Net income (loss)	$9,526	$15,949	$8,970	$(1,750)
Net income (loss) allocable to common shareholders – basic	$5,417	$11,841	$4,861	$(5,859)
Net income (loss) allocable to common shareholders – per share:
Basic	$0.11	$0.24	$0.10	$(0.11)
Diluted	$0.11	$0.22	$0.08	$(0.11)

	2004

	3/31/04	6/30/04	9/30/04	12/31/04

Total gross revenues(1)	$32,174	$35,981	$37,314	$37,895
Net income	$11,978	$14,617	$11,163	$7,049
Net income allocable to common shareholders – basic	$10,388	$13,027	$9,573	$4,874
Net income allocable to common shareholders – per share:
Basic	$0.24	$0.27	$0.20	$0.10
Diluted	$0.24	$0.27	$0.19	$0.09

(1)	All periods have been adjusted to reflect the impact of properties sold during the years ended December 31, 2005 and 2004, and properties classified as held for sale which are reflected in discontinued operations in the Consolidated Statements of Income.

LEXINGTON CORPORATE PROPERTIES TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
($000 except per share amounts)
      The sum of the quarterly income per common share amounts may not equal the full year amounts primarily because the computations of the weighted average number of common shares outstanding for each quarter and the full year are made independently.

(20)	Subsequent Events
      Subsequent to December 31, 2005, the following events occurred:
      In January 2006, LSAC acquired a property, which is currently undergoing an expansion, for $4,724. LSAC is obligated to fund the expansion of the property to a maximum of $2,814.
      In January 2006, the Company obtained a $23,750 non-recourse mortgage, on its Dillon, South Carolina property, with an interest rate of 5.97%, which matures in 2022. The Company used the proceeds to repay the existing debt on the property of $11,420 and incurred prepayment penalties of $740.
      In January 2006, the Company acquired a property, located in the Netherlands, for approximately $39,394. The Company partially financed this acquisition by obtaining a non-recourse mortgage for approximately $32,506, at a rate of 5.30% and maturing in 2011. The Company acquired this property in a joint venture structure with a third party. The Company contributed 90% of the required equity to finance the purchase of the property. Under the terms of the partnership agreement distributions shall be made monthly as follows:

•	90% to the Company until the Company has received a 10% internal rate of return (“IRR”);

•	80% to the Company until the Company has received a 12% IRR;

•	70% to the Company until the Company has received a 15% IRR;

•	50% to the Company thereafter.
      In March 2006, LSAC obtained individual non-recourse mortgages on its Omaha, Nebraska and Tempe, Arizona properties which aggregated $17,500. Each mortgage has an interest rate of 5.61% and matures in 2016.
      In March 2006, the Company sold its Countryside, Illinois property for gross proceeds of $5,900.
      In March 2006, Dana Corporation, a tenant in 10 of the Company’s properties (including one in a non-consolidated entity) as of December 31, 2005, declared Chapter 11 bankruptcy. As of December 31, 2005 the aggregate net carrying cost of the 9 consolidated properties was $144,597, aggregate non-recourse mortgages encumbering these properties was $82,757 and scheduled cash rent due in 2006 is $12,455. The aggregate carrying cost of the 1 non-consolidated property was $24,029, the non-recourse mortgage encumbering the property was $14,297 and scheduled cash rent in 2006 is $2,444. The Company has a 30% interest in this non-consolidated entity.

LEXINGTON CORPORATE PROPERTIES TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000)
Initial cost to Company and Gross Amount at which carried at End of Year(A)

						Accumulated
			Land and	Buildings		Depreciation			Useful life computing
			Land	and		and	Date	Date	depreciation in latest
Description	Location	Encumberances	Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

R&D	Glendale, AZ	$14,458	$4,996	$24,392	$29,388	$13,515	Nov-86	1985	12 & 40
Retail/ Health Club	Voorhees, NJ	—	577	4,820	5,397	2,553	Jul-87	1987	12 & 40
Retail/ Health Club	Countryside, IL	—	628	4,549	5,177	2,045	Jul-87	1987	12, 17 & 40
Industrial	Marshall, MI	—	33	3,932	3,965	1,785	Aug-87	1968/1972	12,20 & 40
Industrial	Marshall, MI	—	14	926	940	483	Aug-87	1979	12,20 & 40
Retail	Newport, OR	6,772	1,400	7,270	8,670	3,918	Sep-87	1986	12,15 & 40
Office/ Warehouse	Tampa, FL	8,156	1,900	9,854	11,754	4,263	Nov-87	1986	20 & 40
Office/ Warehouse	Memphis, TN	—	1,053	11,438	12,491	7,721	Feb-88	1987	15
Retail	Klamath Falls, OR	—	727	9,160	9,887	4,074	Mar-88	1986	40
Office	Tampa, FL	5,899	1,389	7,866	9,255	3,790	Jul-88	1986	10 & 40
Warehouse/ Industrial	Jacksonville, FL	—	258	3,637	3,895	1,446	Jul-88	1958/1969	20 & 40
Warehouse/ Distribuion	Mechanicsburg, PA	13,410	1,439	13,986	15,425	5,008	Oct-90	1985/1995	40
Retail	Laguna Hills, CA	—	255	5,035	5,290	2,536	Aug-95	1974	17 & 20
Retail	Oxon Hill, MD	—	403	2,765	3,168	1,357	Aug-95	1976	18.21 & 24
Retail	Rockville, MD	—	—	1,784	1,784	893	Aug-95	1977	20 & 22
Retail/ Health Club	Canton, OH	1,057	602	3,820	4,422	955	Dec-95	1987	40
Office	Salt Lake City, UT	9,388	—	55,404	55,404	20,551	May-96	1982	26
Retail	Honolulu, HI	—	—	11,147	11,147	6,338	Dec-96	1980	5
Industrial	Oberlin, OH	—	276	4,515	4,791	1,016	Dec-96	1996	40
Manufacturing	Franklin, NC	1,729	386	3,062	3,448	689	Dec-96	1996	40
Retail	Clackamas, OR	—	523	2,847	3,370	1,429	Dec-96	1981	14 & 24
Retail	Lynwood, WA	—	488	2,658	3,146	1,334	Dec-96	1981	14 & 24
Retail	Tulsa, OK	—	447	2,432	2,879	1,220	Dec-96	1981	14 & 24
Warehouse	New Kingston, PA	7,043	1,380	10,963	12,343	2,410	Mar-97	1989	40
Warehouse	Mechanicsburg, PA	5,199	1,012	8,039	9,051	1,767	Mar-97	1985	40
Warehouse	New Kingston, PA	3,355	674	5,360	6,034	1,178	Mar-97	1981	40
Office	Dallas, TX	—	3,582	31,247	34,829	6,354	Sep-97	1986	40
Warehouse	Waterloo, IA	6,251	1,025	8,296	9,321	1,702	Oct-97	1996/1997	5 & 40
Office	Richmond, VA	—	—	27,282	27,282	6,768	Dec-97	1990	32.25
Office	Decatur, GA	6,420	975	13,677	14,652	2,735	Dec-97	1983	40
Office/ R&D	Milpitas, CA	11,870	3,542	6,717	10,259	5,056	Dec-97	1985	20
Office	Hebron, OH	16,132	1,063	4,271	5,334	432	Dec-97	2000	40
Industrial	Gordonsville, TN	—	52	3,325	3,377	766	Dec-97	1983/1985	34.75
Office/ Warehouse	Bristol, PA	9,514	2,508	10,031	12,539	1,944	Mar-98	1982	40
Office	Hebron, KY	—	1,615	7,390	9,005	1,275	Mar-98	1987	12 & 40
R&D	Livonia, MI	—	2,008	6,936	8,944	1,344	Mar-98	1987/1988	40
Office	Livonia, MI	10,770	1,554	6,859	8,413	1,243	Mar-98	1988	40
Office	Palm Beach Gardens, FL	10,966	3,578	14,249	17,827	2,716	May-98	1996	40
Industrial	Lancaster, CA	18,980	2,028	28,183	30,211	3,706	Jun-98	1998/2002	40
Industrial	Auburn Hills, MI	6,915	2,788	11,151	13,939	2,073	Jul-98	1989/1998	40
Warehouse/ Distribuion	Warren, OH	11,313	10,231	51,110	61,341	15,725	Aug-98	1982	9 & 40
Warehouse/ Distribuion	Baton Rouge, LA	1,751	685	3,316	4,001	531	Oct-98	1998	9 & 40
Office	Herndon, VA	18,458	5,127	20,730	25,857	3,097	Dec-99	1987	40
Office	Bristol, PA	5,769	1,073	7,709	8,782	1,164	Dec-99	1998	40

LEXINGTON CORPORATE PROPERTIES TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
			Land and	Buildings		Depreciation			Useful life computing
			Land	and		and	Date	Date	depreciation in latest
Description	Location	Encumberances	Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Office	Southborough, MA	1,885	456	4,291	4,747	648	Dec-99	1984	40
Office	Hampton, VA	7,147	2,333	9,352	11,685	964	Mar-00	1999	40
Office	Phoenix, AZ	13,558	4,666	18,664	23,330	2,625	May-00	1997	40
Office	Phoenix, AZ	—	2,909	10,830	13,739	8,896	Nov-88	1960/1979	3 & 26
Industrial	Danville, IL	6,412	1,796	7,182	8,978	907	Dec-00	2000	40
Industrial	Chester, SC	13,842	558	21,391	21,949	4,567	Jan-01	2001/2005	25 & 40
Office	Bremerton, WA	6,650	2,144	8,577	10,721	474	Oct-01	2001	40
Office	Phoenix, AZ	—	2,287	12,412	14,699	967	Nov-01	1985/1994/2005	5 & 40
Industrial	Plymouth, MI	4,602	1,533	6,130	7,663	632	Nov-01	1996	40
Retail	Westland, MI	2,109	1,444	5,777	7,221	596	Nov-01	1987/1997	40
Office	Hampton, VA	4,383	1,353	5,441	6,794	788	Nov-01	2000	40
Industrial	Columbia, SC	3,294	928	3,871	4,799	390	Nov-01	1968/1998	40
Retail	Canton, OH	3,171	883	3,534	4,417	364	Nov-01	1995	40
Retail	Eau Claire,WI	1,927	860	3,442	4,302	355	Nov-01	1994	40
Retail	Spartanburg, SC	2,634	834	3,334	4,168	344	Nov-01	1996	40
Office	Tucson, AZ	2,355	657	2,842	3,499	304	Nov-01	1988	40
Industrial	Columbus,OH	—	319	1,275	1,594	132	Nov-01	1990	40
Retail	Stockton, CA	—	259	1,037	1,296	107	Nov-01	1968	40
Industrial	Dillon, SC	11,450	3,223	26,054	29,277	1,584	Dec-01	2001/2005	22 & 40
Industrial	Hebron, OH	—	1,682	6,779	8,461	691	Dec-01	1999	5 & 40
Office	Lake Forest, CA	10,611	3,442	13,769	17,211	1,305	Mar-02	2001	40
Office	Knoxville, TN	5,165	1,624	6,497	8,121	548	Aug-02	2002	40
Office	Valley Forge, PA	12,578	3,960	15,880	19,840	1,340	Sep-02	1985/2001	40
Industrial	Groveport, OH	7,650	2,384	9,546	11,930	786	Sep-02	2002	40
Office	Westmont, IL	15,559	4,978	20,003	24,981	1,518	Dec-02	1989	40
Office	Fort Mill, SC	11,233	3,601	14,404	18,005	1,095	Dec-02	2002	40
Office	Boca Raton, FL	15,275	4,290	17,161	21,451	1,233	Feb-03	1983/2002	40
Office	Greenville, SC	13,429	4,059	16,236	20,295	998	Jul-03	2000/2001	40
Industrial	Dubuque, IA	10,875	2,052	8,425	10,477	507	Jul-03	2002	12 & 40
Industrial	Minneapolis, MN	—	922	3,652	4,574	225	Jul-03	2003	40
Office	Temple, TX	8,997	2,890	11,561	14,451	638	Oct-03	2001	40
Industrial	Waxahachie, TX	—	652	13,045	13,697	1,873	Dec-03	1996/1997	10, 16 & 40
Office	Wallingford, CT	3,453	1,049	4,198	5,247	214	Dec-03	1978/1985	40
Office	Wall Township, NJ	29,752	8,985	26,961	35,946	2,058	Jan-04	1983	22 & 40
Office	Redmond, OR	9,888	1,925	13,731	15,656	1,063	Feb-04	2004	20 & 40
Industrial	Moody, AL	7,483	655	9,981	10,636	981	Feb-04	2004	10, 15 & 40
Office	Houston, TX	65,893	16,613	52,682	69,295	2,305	Mar-04	1976/1984	40
Industrial	Houston, TX	27,150	13,894	14,488	28,382	634	Mar-04	1992	40
Office	Sugar Land, TX	17,560	1,834	16,536	18,370	723	Mar-04	1997	40
Office	Houston, TX	7,612	644	7,424	8,068	325	Mar-04	1981/1999	40
Office	Florence, SC	9,065	3,235	12,941	16,176	1,272	May-04	1998	40
Office	Carrollton, TX	14,342	2,487	18,157	20,644	815	Jun-04	2003	19 & 40
Office	Clive, IA	5,920	1,603	7,453	9,056	688	Jun-04	2003	12, 13 & 40
Industrial	San Antonio, TX	29,629	2,482	38,535	41,017	2,705	Jul-04	2001	17 & 40
Industrial	High Point, NC	8,585	1,330	11,183	12,513	725	Jul-04	2002	18 & 40
Office	Southfield, MI	10,764	—	12,080	12,080	1,175	Jul-04	1963/1965	7, 16 & 40

LEXINGTON CORPORATE PROPERTIES TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
			Land and	Buildings		Depreciation			Useful life computing
			Land	and		and	Date	Date	depreciation in latest
Description	Location	Encumberances	Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Office	Chelmsford, MA	7,008	1,063	10,565	11,628	840	Aug-04	1985	14 & 40
Office	Fort Mill, SC	20,300	1,798	25,192	26,990	1,832	Nov-04	2004	15 & 40
Office/ R&D	Foxboro, MA	17,764	1,586	18,245	19,831	1,018	Nov-04	1965/1988	15 & 40
Office	Foxboro, MA	22,385	2,231	25,653	27,884	1,354	Dec-04	1982	16 & 40
Office	Los Angeles, CA	11,500	5,110	10,859	15,969	668	Dec-04	2000	13 & 40
Industrial	Jackson, TN	10,219	644	13,683	14,327	917	Dec-04	2004	20 & 40
Industrial	Olive Branch, MS	—	198	10,350	10,548	634	Dec-04	1989	8, 15 & 40
Office	Atlanta, GA	45,238	4,600	55,184	59,784	2,273	Apr-05	2003	13 & 40
Office	Allen, TX	30,582	7,600	35,343	42,943	1,768	Apr-05	1981/1983	11 & 40
Office	Farmington Hills, MI	20,550	3,400	22,140	25,540	610	Apr-05	1999	22 & 40
Office	Houston, TX	17,660	3,750	21,099	24,849	890	Apr-05	2000	13 & 40
Office	Houston, TX	16,977	800	22,478	23,278	1,083	Apr-05	2000	11 & 40
Industrial	Millington, TN	17,827	700	18,694	19,394	638	Apr-05	1997	16 & 40
Industrial	Kalamazoo, MI	17,625	960	17,714	18,674	488	Apr-05	1999	22 & 40
Office	Indianapolis, IN	13,182	1,700	16,262	17,962	885	Apr-05	1999	10 & 40
Office	San Antonio, TX	13,071	2,800	14,587	17,387	722	Apr-05	2000	11 & 40
Office	Houston, TX	13,254	1,500	14,581	16,081	561	Apr-05	2003	14 & 40
Office	Tempe, AZ	13,648	—	14,564	14,564	598	Apr-05	1998	13 & 40
Office	Atlanta, GA	11,325	3,200	10,903	14,103	493	Apr-05	2001	12 & 40
Office	Indianapolis, IN	9,638	1,100	12,796	13,896	555	Apr-05	2002	12 & 40
Office	Richmond, VA	10,608	1,100	11,919	13,019	451	Apr-05	2000	15 & 40
Office	Fort Meyers, FL	8,912	1,820	10,198	12,018	430	Apr-05	1997	13 & 40
Office	Harrisburg, PA	9,180	900	10,526	11,426	629	Apr-05	1998	9 & 40
Office	Lakewood, CO	8,694	1,400	8,525	9,925	381	Apr-05	2002	12 & 40
Office	Philadelphia, PA	49,000	13,209	50,592	63,801	1,549	Jun-05	1957	14,15&40
Industrial	Elizabethtown, KY	16,687	890	26,868	27,758	467	Jun-05	1995/2001	25&40
Industrial	Hopkinsville, KY	9,777	631	13,512	14,143	235	Jun-05	Various	25&40
Industrial	Dry Ridge, KY	7,905	560	12,553	13,113	218	Jun-05	1988	25&40
Industrial	Owensboro, KY	7,069	393	7,356	7,749	127	Jun-05	1998/2000	25&40
Industrial	Elizabethtown, KY	3,144	352	4,862	5,214	84	Jun-05	2001	25&40
Office	Southington, CT	13,780	3,240	20,439	23,679	10,739	Nov-05	1983	12,28&40
Office	Houston, TX	10,000	2,725	10,014	12,739	51	Nov-05	2004	20&40
Industrial	Collierville, TN	—	714	2,293	3,007	11	Dec-05	2005	20&40

		$1,139,971	$259,682	$1,623,433	$1,883,115	$241,188

LEXINGTON CORPORATE PROPERTIES TRUST AND CONSOLIDATED SUBSIDIARIES
Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)
      (A) The initial cost includes the purchase price paid by the Company and acquisition fees and expenses. The total cost basis of the Company’s properties at December 31, 2005 for Federal income tax purposes was approximately $1,740,000.

	2005	2004	2003

Reconciliation of real estate owned:
Balance at the beginning of year	$1,407,872	$1,162,395	$913,370
Additions during year	671,955	472,988	312,209
Properties sold during year	(34,120)	(31,452)	(9,978)
Property contributed to joint venture during year	(117,411)	(186,456)	(58,837)
Properties consolidated during the year	—	16,176	43,499
Reclassified held for sale properties	(32,339)	(25,779)	(37,868)
Properties impaired during the year	(12,842)	—	—

Balance at end of year	$1,883,115	$1,407,872	$1,162,395

Balance of beginning of year	$180,610	$160,623	$134,220
Depreciation and amortization expense	60,096	36,561	27,335
Accumulated depreciation and amortization of properties sold during year	(4,811)	(6,612)	(1,428)
Accumulated depreciation of property contributed to joint venture	(1,024)	(1,852)	—
Accumulated depreciation of properties consolidated during the year	—	750	1,886
Accumulated depreciation reclassified as held for sale	6,317	(8,860)	(1,390)

Balance at end of year	$241,188	$180,610	$160,623